SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM S-1

            Registration Statement Under the Securities Act of 1933


                            DAUPHIN TECHNOLOGY, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                   ILLINOIS
        (State or Other Jurisdiction of Incorporation or Organization)

                                     3570
           (Primary Standard Industrial Classification Code Number)

                                  87-0455038
                   (I.R.S. Employer Identification No.)

      800 E. Northwest Hwy., Suite 950, Palatine, IL 60067 847-358-4406
        (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

 Andrew J. Kandalepas, President  800 E. Northwest Hwy., Suite 950, Palatine,
                             IL 60067 847-358-4406
     (Name, Address, Including Zip Code, and Telephone Number, Including
                       Area Code, of Agent For Service)


Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement as determined by the Selling Stockholders

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following.   X

                         CALCULATION OF REGISTRATION FEE

Title of Each                     Proposed      Proposed Maximum
Class of             Amount       Maximum          Aggregate        Amount of
Securities           to be        Offering           Offering     Registration
to be Registered   Registered   Price Per Share (1)   Price            Fee
    [C]               [C]            [C]               [C]            [C]
Common Stock
$0.001 Par Value   27,720,179      $ 1.12        $  31,046,600   $  15,404.39

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457, based on the average of the high and low reported sales on October 31, 1996. Registrant has recently emerged from Chapter 11 of the Federal Bankruptcy Code and has elected to file a registration statement relating to 24,770,179 Shares of its Common Stock currently issued and outstanding, which are owned by and which may be resold by the Selling Shareholders, and 2,950,000 Reserve Shares which are being registered for sale by the Registrant.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            DAUPHIN TECHNOLOGY, INC.

                Cross-Reference Sheet Between Items of Form S-1 and
             Form of Prospectus Pursuant to Regulation S-K, Item 501(b)

Item No.                                              Location in Prospectus
1. Forepart of the Registration Statement and
Outside Front Cover Page of Prospectus................Outside Front Cover Page
2. Inside Front and Outside Back Cover
Pages of Prospectus...................................Inside Front and Outside
                                                      Back Cover Pages
3. Summary Information, Risk Factors and Ratio of
Earnings to Fixed Charges.............................Prospectus Summary; Risk
                                                      Factors; The Company
4. Use of Proceeds....................................Use of Proceeds
5. Determination of Offering Price....................Outside Front Cover
                                                      Page;
                                                      Selling Stockholders and
                                                      Plan of Distribution
6. Dilution...........................................Dilution
7. Selling Security Holders...........................Selling Stockholders and
                                                      Plan of Distribution
8. Plan of Distribution...............................Outside Front Cover
                                                      Page; Selling
                                                      Stockholders and Plan of
                                                      Distribution
9. Description of Securities to be Registered.........Outside Front Cover
                                                      Page; Description of
                                                      Capital Stock
10. Interests of Named Experts and Counsel............Legal Matters
11. Information with Respect to the Registrant........Risk Factors; The
                                                      Company;Market Price of
                                                      Common Stock and
                                                      Dividend Policy;
                                                      Selected Financial Data;
                                                      Management's Discussion
                                                      and Analysis of
                                                      Financial Condition and
                                                      Results of Operations;
                                                      Business; Description of
                                                      Property; Management;
                                                      Executive Compensation:
                                                      Stock Option Plan;
                                                      Reorganization; Certain
                                                      Relationships and
                                                      Related Party
                                                      Transactions; Principal
                                                      Stockholders;
                                                      Description of Capital
                                                      Stock; Share Transfer
                                                      Restrictions; Financial
                                                      Statements
12. Disclosure of Commission Position on
Indemnification for Securities Act Liabilities........Not Applicable

                           27,720,179 COMMON SHARES

                           DAUPHIN TECHNOLOGY, INC.
                                COMMON STOCK

The Shares of Common Stock ("the "Common Stock") of Dauphin Technology, Inc. ("Dauphin" or the "Company") offered hereby include 24,770,179 Shares owned by stockholders of the Company (the "Selling Stockholders") and 2,950,000 Shares offered by the Company. The Shares offered by the Selling Stockholders may be sold from time to time in privately negotiated transactions at negotiated price without the use of broker-dealer or in the over-the-counter market at prices and with terms prevailing at the time of sale. The Company will not receive any of the proceeds from the sale of the Shares owned by the Selling Stockholders. The Shares offered by the Company may be issued by the Company from time to time without the use of a broker or underwriter.

The Selling Stockholders may be deemed to be "Underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used by the Selling Stockholders, any commissions paid to broker-dealers and, if broker-dealers purchase any Shares of Common Stock as principals, any profits received by such broker-dealers on the resale of the Shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the Shares offered by the Selling Stockholders will be borne by the Company. Brokerage commissions, if any, attributable to the sale of the Shares will be borne by the Selling Stockholders. (See "Plan of Distribution.")

All of the outstanding shares have been "Restricted Securities" under the Securities Act of 1933, as amended (the "Act") prior to their registration hereunder. The Company issued 11,650,000 Shares to Selling Stockholders under the terms of the Third Amended Plan of Reorganization between May 9, 1996, the date the Plan was approved by the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, on October 31, 1996, the date hereof. The Company, also issued 2,600,000 Shares in exchange for certain inventory in possession of Technology Partners, LLC. ("TPL"), an affiliate of Dauphin. The Company issued 888,757 of the Reserve Shares (as hereafter defined) to Selling Stockholders in a private transaction during 1996. Also, there were 9,631,422 shares, that were issued and outstanding, that have not been registered. The Company wishes to register an additional 2,950,000 Shares to be issued at a later date by the Company without the use of a broker or underwriter. This Prospectus has been prepared so that future sales of the Shares by the Selling Stockholders will not be restricted under the Act. In connection with any sales, the Selling Stockholders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Act. See "Selling Stockholders and Plan of Distribution."

The Common Stock of the Company is quoted in the National Quotation Bureau's Pink Sheets under the symbol "DNTK".

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 COMMON STOCK
                               $0.001 Par Value
                      $1.75 Bid Price on October 31, 1996

             The Date of this Prospectus is October 31, 1996

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files, reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C., and at the Commission's Chicago Regional Office, 500 West Madison Street, Chicago, Illinois; and New York Regional Office, 75 Park Place, New York, New York. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C. 20549 at prescribed rates.

The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statements and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibits to the Registration Statements, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits thereto may be obtained from the Commission's principal office in Washington D.C. upon payment off the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission.


                                PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to, and should be read in conjunction with more detailed information and Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. Any reference to "Dauphin" or the "Company" in this prospectus means Dauphin Technology, Inc., an Illinois corporation.

Dauphin Technology, Inc. is presently headquartered at 800 E. Northwest Hwy., Suite 950, Palatine, Illinois 60067. Corporate phone number is (847)358-4406.

                                    THE COMPANY

The Company's predecessor, Successo, Inc. ("Successo"), was incorporated on September 8, 1987, as a Utah corporation. On April 4, 1991, Successo entered into an agreement whereby the stockholders of Successo exchanged 100% of the common stock for 10,355,800 shares of common stock of Dauphin Technology, Inc. Dauphin was founded to design, manufacture and market mobile computing systems, including laptop, notebook, handheld and pen-based computers, components and accessories. From 1988 through 1992, the Company functioned primarily as a development-stage company. Historically, the Company marketed directly and through other distribution channels to both the commercial and government segments.

In early 1993, the Company introduced the Desk-Top Replacement, version 1 ("DTR-1"), a pen-based notebook computer with fax/modem features that was considered a leading edge product with commercial appeal. Sales of the DTR-1 did not meet the Company's expectations and financial problems developed. During the fourth quarter of 1994, the Company sold the majority of its finished goods inventory, but was unable to meet its operating expenses. On January 3, 1995, the Company filed a petition for relief under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division. During 1995 and the first six months of 1996, the Company operated under Chapter 11 as a Debtor-in-Possession and was in a dormant stage for all practical purposes. On May 9, 1996, the Company's Third Amended Plan of Reorganization was approved by the Court. On July 23, 1996 the Company was discharged as Debtor-in-Possession and the bankruptcy case was closed.

The main product of the Company is a handheld computer - Desk Top Replacement, 2nd generation ("DTR-2"). The basic unit has a 486 central processing unit with 50 megahertz of processing speed. The unit also has eight to sixteen megabytes of random access memory, a flat liquid crystal display, a 170 megabytes hard drive, voice and pen recognition, and wireless communications capability. The units measure 9 inches in length, 5.5 inches width, 1.25 inches thick and weigh 2.7 pounds. The Company also offers various options and accessories to support customer configuration requirements.

In February 1996 the Company acquired the business plan of Industrial Controls Inc. ("Intercon"), with the intent to produce industrial control panels. In management's view, the products of Intercon would diversify the products offered by Dauphin and offer access to a large and steady market place. It is important to note that Intercon's products, for the most part, are expected to use the same technology and parts as DTR but will be marketed through a different channel of distribution. The primary uses for the control panels are machine control and human to machine interface. The development of the Intercon products is expected to commence in the near future. At the present time, the management of the Company is focusing their efforts on further diversifying Dauphin through additional acquisitions.

                               THE REGISTRATION

Total Number of Common Shares
to be Registered by the Company.......................27,720,179 shares

Total Number of Common Shares to be
Registered by the Selling Stockholders................24,770,179 shares

Total Number of Common Shares Registered
but not Outstanding...................................2,950,000 shares

Total Number of Common Shares Outstanding
Immediately After the Registration....................29,547,111 shares

Use of Proceeds to the Company........................The Company will receive no proceeds from this registration of Shares, other than the proceeds derived from the 2,950,000 Common Shares to be sold at a later date by the Company without the use of a broker or underwriter.

Trading Symbol........................................DNTK

                           SUMMARY FINANCIAL INFORMATION
                      (In thousands, except per share data)

The following financial information has been derived from the audited financial statements and other records of the Company. The summary financial data should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS", the Financial Statements and accompanying Notes contained in this Prospectus. The results for the interim periods have not been audited and are not necessarily indicative of results for the full year.

                          Year Ended December 31             Six Months
                                                           Ended June 30
                      1991     1992     1993     1994    1995    1995    1996
INCOME STATEMENT DATA: [C]     [C]       [C]      [C]     [C]     [C]     [C]
Revenues            $  911  $23,540  $23,561   $9,603    $183    $148   $  23
Cost of Sales          898   20,607   22,005   47,867      94      75      13
                      ----   ------   ------   ------    ----     ---    ----
Gross Profit (Loss)     13    2,933    1,556  (38,264)     89      73      10
Loss before
Extraordinary Item  (1,736)    (630)  (3,398) (49,173)   (795)   (239)   (506)
Extraordinary Items      -      215        -        -       -       -  38,065
Net Income (Loss)   (1,736)    (416)  (3,398) (49,173)   (795)   (239) 37,559

EARNINGS PER COMMON SHARE (1):

Loss Before
Extraordinary Item   (0.15)   (0.05)   (0.24)   (3.41)  (0.06) (0.01)   (0.03)
Extraordinary Item       -     0.02        -        -       -      -     1.98
Net Income (Loss)    (0.15)   (0.03)   (0.24)   (3.41)  (0.06) (0.01)    1.95


                           As of December 31                As of June 30

			    1991	 1992	    1993     1994	   1995    1995    1996
BALANCE SHEET DATA:

Total Assets         3,035    6,670   15,838      298     426     345   3,151
Long Term Debt	     318      568        -        -       -       -       -
Working Capital
(Deficit)            1,032      160   (2,123) (50,167)(49,968)(50,464)  2,916
Shareholders Equity
(Deficit)            1,039      622     (850) (50,028)(50,910)(50,354)  3,009

(1)	Income(Loss) per common share is calculated based on the monthly weighted average number of Common Shares outstanding which were 14,408,354 and 19,277,401 for the six months periods June 30, 1995 and 1996. Also, weighted average number of Common Shares at December 31, 1991, 1992, 1993, 1994, and 1995 were 11,298,106, 13,570,901, 14,137,100, 14,408,354, and 14,408,354
respectively.

                                  USE OF PROCEEDS

The Company intends to use Reserve Shares to pay for past and/or future acquisitions, to raise capital, if needed, or to use as incentives for its employees. At the present time, the Reserve Shares are not designated for a specific purpose.

                                     DILUTION

As and to the extent, Reserve Shares will be issued in the future transactions, current equityholders ownership percentages will de diluted.

                                   RISK FACTORS

AN INVESTMENT IN THE SHARES BEING REGISTERED INVOLVES A HIGH DEGREE OF RISK AND, THEREFORE, SHOULD BE CONSIDERED EXTREMELY SPECULATIVE. SHARES SHOULD NOT BE PURCHASED BY PERSONS WHO CANNOT AFFORD THE POSSIBILITY OF THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER AMONG THE OTHER FACTORS AND FINANCIAL DATA DESCRIBED HEREIN, THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY:

BANKRUPTCY PROCEEDING On January 3, 1995 the Company filed a petition for relief under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division. On May 9, 1996, the Company's Third Amended Plan of Reorganization was approved by the creditors and shareholders and confirmed by the Court. On July 23, 1996, the provisions of the Plan having been implemented, the Company was discharged as Debtor-in-Possession and the bankruptcy case was closed. The effect of this bankruptcy proceeding on past or potential future customers, vendors or employees cannot be determined. Though the Company is no longer a Debtor-in-Possession in any bankruptcy proceeding, there can be no assurance that the Company will ever operate at a profit or that an investment in the Company will result in any gain to shareholders.

SIGNIFICANT HISTORICAL LOSSES The Company had significant operating losses since its inception. Recent emergence from bankruptcy resulted in a one time addition to income, due to debt forgiveness, recorded on books as an Extraordinary Gain of $38,065,373. For the six months ended June 30, 1995 and 1996, the Company had a loss of $239,000 and income of $37,559,000 respectively. For the year ended December 31, 1993, 1994 and 1995, the Company had losses of $3,398,000, $49,173,000 and $795,000, respectively.

ADDITIONAL CAPITAL REQUIRED In order to succeed with its business plan, the Company must obtain additional capital. Possible sources of capital could come from operating revenue, from bank borrowing, or from the sale of the Company's debt or equity securities. There can be no assurance that the Company will be able to obtain the capital necessary to carry out its business plan or sustain its operations in the future.

POSSIBILITY OF LOSS OF ENTIRE INVESTMENT An investment in the Company is extremely speculative and involves a very high risk. As stated elsewhere herein, the Company was in bankruptcy, has operated at a significant loss since its inception and at the present time has limited business operations. The possibility exists that the Company will never be successful and that an investment in the Company will result in a total loss to the investor. No person should invest in the Company unless such person can afford the total loss of his or her investment.

DEPENDENCE UPON LIMITED CUSTOMERS During 1995 and the first six months of 1996, the Company operated under Chapter 11 as a Debtor-in-Possession and was in a dormant stage for all practical purposes. For this reason, the Company has to rebuild its entire customer base. The effect of this bankruptcy proceeding on past or potential future customers cannot be determined.

COMPETITION   The Company's primary business is the design, manufacture, and sale of handheld personal computers and industrial control panels. Both industries are highly competitive and are affected by frequent introduction of new or improved products. Continuous improvement in product price/performance characteristics is the key to future success in both industries. At all levels of competition, pricing has become very aggressive, and the Company expects pricing pressures to continue to be intense. Many of the Company's competitors have significantly greater financial, marketing, manufacturing resources, broader product lines, brand name recognition and larger existing customer bases than the Company. There can be no assurance that the Company will be able to compete in any new market in which it enters.

OBSOLESCENCE OF TECHNOLOGY In the computer industry, hardware and software products and technology are subject to rapid change, and the Company's future success will depend on its ability to successfully introduce enhancements to its present products and to develop new products. The Company must produce products that are technologically advanced and are comparable to and competitive with those made by others. Otherwise, the Company's products may become obsolete. There can be no assurance that the Company's products will not be rendered obsolete by changing technology or that it will be able to continue to respond to such advances in technology in a manner as to be commercially successful.

UNCERTAINTY OF MARKET ACCEPTANCE The DTR-2 is a solutions oriented, pen-based, mobile computer system. The market for the DTR-2 is, to a large degree, dependent upon software applications developed for specific users or type of users, such as insurance adjusters, marketing companies and other users requiring powerful, yet extremely mobile, pen-based computer systems. As the availability of software applications geared to pen-based computer systems has increased, the Company anticipates its market will increase. Although the current trend for pen-based computers is on the rise and third-party software developers are expected to increase developing software for pen-based applications, there is no assurance that such trend will continue in the future. The Company believes that its DTR-2 product may offer advantages over competition, no assurance can be given that the DTR-2 product will attain any degree of market acceptance or that it will generate revenues sufficient for profitable operations.

Due to the nature of the product line, industrial control panels are less technology driven. The Company believes that its industrial control panels will be superior in design to the current state in technology of the industrial market. On the other hand there is no assurance that such panels, when developed, will achieve any market acceptance.

AVAILABILITY OF COMPONENTS The Company's products are manufactured and/or fabricated from various component parts, such as printed circuit boards, microchips and fabricated metal parts. The Company must obtain such components from third-party-vendors. The Company's reliance on those manufacturers and vendors, as well as industry component supply, yields many risks.
Identifiable risks include the possibility of a shortage of components, increases in component costs, component quality, reduced control over delivery schedules and potential manufacturer/vendor reluctance to extend credit with the Company due to its recent bankruptcy. In the event that there is a shortage of component parts or that the costs of these parts substantially increases, the operations of the Company and its success in the marketplace could be adversely affected.

DEPENDENCE ON KEY PERSONNEL The success of the Company and of its business strategy is dependent in large part on its key management and operating personnel. The Company believes that its future success will also depend on its ability to retain the services of its executive officers. The Company will also have an ongoing need to expand its management personnel and support staff. The loss of the services of one or more members of management or key employees or the inability to hire additional personnel as needed may have a material adverse effect on the Company.

DEPENDENCE ON PROPRIETARY TECHNOLOGY The Company relies on a combination of trade secrets, copyright and trademark laws, nondisclosure and other contractual provisions, and technical measures to protect its proprietary rights in its products. There can be no assurance that these protections will be adequate or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to its technology. Although the Company believes that its products do not infringe upon the proprietary rights of third-parties, there can be no assurance that third-parties will not assert infringement claims against the Company in the future or that a license or similar agreement will be available on reasonable terms in the event of an unfavorable ruling on any such claim. In addition, any such claim may require the Company to incur substantial litigation expenses or subject it to significant liabilities that could have a material adverse effect on its business.

GENERAL ECONOMIC CONDITIONS General economic climate and conditions impact the operations of the Company. Adverse economic conditions could have the effect of reduced demand for Company products, increasing customer defaults and increasing overall credit risks. The availability of alternative financing from banks, finance companies, insurance companies and other sources may affect the availability of funds necessary for operations. There can be no assurance that general economic conditions will be such that the Company will be able to generate significant revenues or operate at a profit.

SUBJECT TO GOVERNMENT REGULATION To a great extent, the business of the Company is dependent upon federal, state and local government regulations. Government regulations which interfere with the Company's business plan could have an adverse effect on the future business of the Company.

DIVIDEND POLICY The Company has not declared, paid, nor distributed any cash dividends on its Common Stock in the past, nor are any cash dividends contemplated in the foreseeable future. There is no assurance that the Company's operations will generate any profits from which to pay cash dividends. Even if profits are generated through the Company's operations in the future, the Company's present intent is to retain any such profits, within the foreseeable future, to be used as additional working capital.

SHARES ELIGIBLE FOR FUTURE SALE AND LIMITED PUBLIC MARKET Following the completion of the bankruptcy proceedings, there were 28,658,354 Company Shares issued and outstanding. An additional 888,757 Company Shares were issued in a private placement of unsecured promissory notes convertible to Company shares concluded in July, 1996. A large portion, approximately 16,700,000, of the shares issued to Company's affiliates are restricted under certain transfer restriction agreements between the Company and/or its affiliates. There is only a limited market for the Company's common stock. If a large portion of the Company Shares eligible for immediate resale after registration were to be offered for public resale within a short period of time, the current public market would likely be unable to absorb such Shares, which could result in a significant reduction in current market prices. There can be no assurance that investors will be able to resell Company Shares at the price they paid for the Company Shares or at any price.

POTENTIAL LOSS OF NET OPERATING LOSS CARRY FORWARD The Company has a significant net operating loss ("NOL") carry forward resulting from prior operations which, if it continues to be available, may be used to offset future income. An NOL can be of significant benefit to a company as it allows the company to reduce future income taxes payable. In 1995 and 1996, changes in the Company's ownership resulted from the transfer of shares by Alan Yong to TPL and others in connection with bankruptcy proceedings. Furthermore, additional Shares were issued in connection with the private placement of certain convertible notes concluded in July, 1996 and additional shares may be issued in the future. The result of the issuance and transfer of Shares during 1995 and 1996, or in the future, may have the effect of reducing or eliminating the Company's NOL and therefore, reducing or eliminating a potential significant tax benefit.

LIQUIDITY The Company believes that the funds it currently has on hand, when coupled with anticipated operating revenues, the additional funds it may borrow from TPL and/or Kandila in the future, and the funds that the Company may be able to raise through the registered or private offering of shares to the public, is expected to provide sufficient funds for the Company to fund current and continuing operations. There can be no assurance that any of the events mentioned above will occur and therefore no assurance can be made that the Company will be able to fund current and future operations.

LITIGATION Due to the Company's filing for protection under Chapter 11 of the Federal Bankruptcy Code, all legal proceedings and claims were subject to the automatic stay. By entry of the Bankruptcy Court Order confirming the Company's Plan, all such proceedings and claims have been satisfied and discharged pursuant to the provisions of the Plan. As of the date of this filing, management of the Company is not aware of any pending or threatened litigation against the Company.

BROKER-DEALER SALES OF COMPANY STOCK The Company's stock is covered by a Securities and Exchange Commission Rule that implies additional sales practice requirements on broker-dealers who sell "penny stock" to persons other than certain established customers. For transactions covered by the rule, the broker-dealer must obtain sufficient information from the customer to make an appropriate suitability determination, provide the customer with a written statement setting forth the basis of the determination and obtain a signed copy of the suitability statement from the customer. Consequently, the rule may affect the ability of broker-dealers to sell the Company's stock and also may affect the ability of stockholders to sell their stock in the secondary market.

                                   RECENT EVENTS

BANKRUPTCY On January 3, 1995, the Company filed a petition for relief under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division. Following that date, the Company operated under Chapter 11 as a Debtor-in-Possession. Under Chapter 11, certain claims against the Company in existence prior to the filing of the petition for relief under the Federal Bankruptcy Code were stayed while the Company continued business operations as a Debtor-in-Possession. These claims are reflected in the December 31, 1995 balance sheet as "Liabilities Subject to Compromise."

During operations as a Debtor-in-Possession, the Company was in a dormant stage for all practical purposes. On April 9, 1996, the Company's Third Amended Plan and Disclosure Statement was filed with the Court. Simultaneously, an Order was entered to gather credit holders' and stockholders' votes for approval or rejection of the Plan. On May 6, 1996, the votes from all classes of credit holders and stockholders were tallied. On May 9, 1996, the Plan, having been approved through affirmative vote of over 90% of all ballots, was approved. The Plan was confirmed by Court Order entered May 14, 1996. The Financial Statements presented reflect the effect of confirmation of the Plan and Debt-for-Equity exchange as specified in the Plan. On July 23, 1996, the final Court Order was entered, taking the Company out of bankruptcy and closing the bankruptcy proceedings.

INDUSTRIAL CONTROLS In February 1996, the Company acquired a business plan from Industrial Controls Inc. ("Intercon"), with the intent to produce industrial control panels. It is important to note that Intercon's products, once developed are expected, for the most part, to use the same technology and parts as Dauphin products, but will be marketed through a different channel of distribution with a different use in mind. The primary uses for the control panels are machine control and human to machine interface. In management's view, the products of Intercon would diversify the risks associated with a single product entity, and would offer Dauphin access to an additional market.

PRIVATE PLACEMENT During the second quarter of 1996, Technology Partners LLC. ("TPL") conducted a private placement of promissory notes convertible to Company Shares. Upon conclusion of the private placement, and in exchange for 888,757 Shares of Common Stock to convert the notes, the Company received $995,407.

PRODUCTION OF DTR-2 On June 19, 1996, the Company contracted with a manufacturing facility to restart production of the DTR-2. Five DTR-2 units have been produced under this contract and the Company expects to produce an additional 150 units under the contract within the next three months from the date of this report.

NEW HEADQUARTERS During May, the Company occupied new corporate offices located at 800 E. Northwest Hwy., Suite 950, Palatine, Illinois 60067, and its new telephone number is 847-358-4406.

             MARKET PRICE OF COMMON STOCK AND DIVIDEND POLICY

The Company's Common Stock is traded on the over-the-counter market in the National Quotation Bureau's Pink Sheets electronic bulletin board. The following table shows the range of representative bid prices for the Common Stock. The prices represent quotations between dealers and do not include retail mark-up, mark-down, or commission, and do not necessarily represent actual transactions. The number of stockholders on record as of November 1, 1996, is approximately 2,000. Some of the stockholders on record are brokerage firms that hold shares in the "street name". Therefore, the Company believes the total number of stockholders may be greater than 2,000.


                     1994                     1995                  1996
                High       Low           High       Low       High        Low

First Quarter  $2.7500    $0.7500      $1.8125     $0.2500   $1.6250    0.8750
Second Quarter  1.0000     0.2500       1.2500      0.2500    1.7188    1.1250
Third Quarter   0.7500     0.1250       1.0675      0.6250
Fourth Quarter  1.5675     0.1250       1.0000      0.5675

The closing bid price of a share of the Company's Common Stock on October 25, 1996 was $1.75. The Company has never paid dividends on its Common Stock and does not anticipate paying any dividends in the foreseeable future. The Company currently intends to retain its earnings, if any, to use as working capital.

                             SELECTED FINANCIAL DATA
                     (In thousands, except per share data)

The following financial information has been derived from the Company's Financial Statements. The results of interim periods are not audited and are not necessary indicative of operation for the full year. This selected financial information should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS", the Company's Financial Statements and Notes thereto, and the other financial information appearing in this Prospectus.


                                                           Six Months
                    Year Ended December 31               Ended June 30

                   1991     1992     1993     1994     1995     1995    1996
INCOME STATEMENT DATA:

Revenues         $  911   $ 23,540 $ 23,561 $  9,603  $  183   $ 148   $  23
Cost of Sales       898     20,607   22,005   47,867      94      75      13
Gross Profit (Loss)  13      2,933    1,556  (38,264)     89      73      10
Loss before Extraordinary
Item             (1,736)      (630)  (3,398) (49,173)   (795)   (239)   (506)
Extraordinary
Items                 -        215        -        -       -       -  38,065
Net Income (Loss)(1,736)      (416)  (3,398) (49,173)   (795)   (239) 37,559

EARNINGS PER COMMON SHARE (1):

Loss Before Extraordinary
Item              (0.15)     (0.05)   (0.24)   (3.41)  (0.06)  (0.01)  (0.03)
Extraordinary Item    -       0.02        -        -       -       -    1.98
Net Income (Loss) (0.15)     (0.03)   (0.24)   (3.41)  (0.06)  (0.01)   1.95


                       As of December 31                   As of June 30

                   1991     1992     1993     1994     1995     1995    1996
BALANCE SHEET DATA:

Total Assets      3,035      6,670   15,838      298     426     345   3,151
Long Term Debt	  318        568        -        -       -       -       -
Working Capital
(Deficit)         1,032        160   (2,123) (50,167)(49,968)(50,464)  2,916
Stockholders Equity
(Deficit)         1,039        622     (850) (50,028)(50,910)(50,354)  3,009

(1)	Income(Loss) per common share is calculated based on the monthly weighted average number of Common Shares outstanding which were 14,408,354 for the period June 30, 1995, and 19,277,401 for the six month period June 30, 1996. Also, weighted average number of Common Shares at December 31, 1991, 1992, 1993, 1994, and 1995 were 11,298,106, 13,570,901, 14,137,100,
14,408,354, and 14,408,354, respectively.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Company's financial statements, related notes and other financial information included elsewhere in this prospectus.

                                   GENERAL

The Company's predecessor, Successo, Inc. ("Successo"), was incorporated on September 8, 1987, as a Utah corporation. On April 4, 1991, Successo entered into an agreement whereby the stockholders of Successo exchanged 100% of the common stock for 10,355,800 shares of common stock of Dauphin Technology, Inc. Dauphin was founded to design, manufacture and market mobile computing systems, including laptop, notebook, handheld and pen-based computers, components and accessories. From 1988 through 1992, Dauphin functioned primarily as a development-stage company. Historically, the Company marketed directly and through other distribution channels to both the commercial and government segments.

In early 1993, the Company introduced the Desk-Top Replacement, version 1 ("DTR-1"), a pen-based notebook computer with fax/modem features that was considered a leading edge product with commercial appeal. Sales of the DTR-1 did not meet the Company's expectations and financial problems developed. During the fourth quarter of 1994, the Company sold the majority of its finished goods inventory but was unable to meet its operating expenses.

Bankruptcy On January 3, 1995, the Company filed a petition for relief under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division. During 1995 and the first six months of 1996, the Company operated under Chapter 11 as a Debtor-in-Possession and was in a dormant stage for all practical purposes.
On May 9, 1996, the Company's Third Amended Plan of Reorganization was approved by the Court. On July 23, 1996, the Company was discharged as Debtor-in-Possession and the bankruptcy case was closed.

Interactive Controls, Inc. Transaction On February 6, 1996, the Company entered into an agreement (the "Intercon Agreement") with Interactive Controls, Inc. and Victor Baron and Savely Burd, its sole shareholders. Intercon has developed and is the owner of a business plan (the "Intercon Business Plan") for the development, production, sale and installation of miniature computers for industrial control panels and operation. Under the terms of the Intercon Agreement, the Company acquired the rights to the Intercon Business Plan, and hired Baron to act as the Company's Chief Operating Officer and President of the Company's new "Intercon Division". It also hired Burd to act as its Chief Financial Officer. Messrs. Baron and Burd joined Mr. Kandalepas to comprise a three person Executive Committee.

Under the terms of the Intercon Agreement, and in addition to an annual salary and bonus which will be paid by the Company to Baron and Burd, Intercon will be entitled to receive certain shares of the reorganized Company's stock as payment for the transfer to the Company of the Intercon Business Plan. The Intercon Agreement provides that commencing upon the effective date of the Plan and thereafter during the balance of the term of the Agreement, Intercon (or its successors) will be issued Asset Acquisition Shares determined as follows:

Subject to the adjustment procedures set forth below, during the term, Intercon will receive:

(a) 1 million Asset Acquisition Shares the first fiscal year in which the Company realizes aggregate gross revenue of $5 million (determined by reference to the Company's year end financial statement which shall be prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis).

 (b) 200,000 Asset Acquisition Shares for each additional $1 million in gross sales realized by the Company in excess of $5 million and less than the aggregate of $10 million in a single fiscal year (determined by reference to the Company's year end financial statement which shall be prepared in accordance with GAAP applied on a consistent basis). Intercon's right to receive Asset Acquisition Shares under the provisions of this paragraph (b) shall terminate when the aggregate number of Asset Acquisition Shares issued to Intercon under the provisions of this paragraph (b) equals 1 million.

(c) After Intercon has received the Asset Acquisition Shares called for in paragraph (a) and (b) above, but not prior thereto, it should also be entitled to 0.25 Asset Acquisition Shares for each dollar in net earnings before taxes which the Company realizes (determined by reference to the Company's year end financial statement which shall be prepared in accordance with GAAP applied on a consistent basis.)

Notwithstanding the forgoing, Intercon will not receive Asset Acquisition Shares which would result in Intercon and/or Baron and Burd, in the aggregate, in excess of 25% of the total of the Company's outstanding shares of common stock, on a fully diluted basis.

Current Operations The main product of the Company is a handheld computer - Desk Top Replacement, 2nd generation ("DTR-2"). The basic unit has a 486 central processing unit with 50 megahertz of processing speed. The unit also has eight to sixteen megabytes of random access memory, a flat liquid crystal display, a 170 megabytes hard drive, voice and pen recognition, and wireless communications capability. The units measure 9 inches in length, 5.5 inches width, 1.25 inches thick and weigh 2.7 pounds. The Company also offers various options and accessories to support customer configuration requirements.

On June 19, 1996, the Company placed a purchase order with a manufacturing facility to start the production of DTR-2. In total, 155 units were ordered to be delivered in three stages; five test units which were delivered in June; following with fifty and then one hundred additional units to be delivered shortly thereafter. In conjunction with this purchase order, Dauphin signed an Irrevocable Letter of Credit in the amount of $232,000. As of the date of hereof, no funds have been released under the Letter of Credit.

                              RESULTS OF OPERATIONS

June 30, 1996 Compared to June 30, 1995

Revenues Total sales revenue in the six months decreased from $148,000 at June 30, 1995 to $23,000 at June 30, 1996. During the six months ending June 30, 1995 and 1996, the Company was operating under Chapter 11 of the Federal Bankruptcy Code and was in a dormant stage for all practical purposes. Due to the small dollar value of sales the change in the gross profit margin cannot be compared to historical margins and is not indicative of future margins.

Expenses During the six months ending June 30, 1996, the Company was in a dormant stage and expenses were minimal. Salaries of current employees were the major expenses. The other large expense was for professional fees related to the Chapter 11 proceedings. Since the Company was extremely short of cash and its Chapter 11 case pending, there were no expenditures on research and development.

Net Income(Loss) Due to debt forgiveness, the Company recognized income, including the Extraordinary Item, in the amount of $37,559,000 or $1.95 per share during the first half of 1996. The Income(Loss) After Tax but before Extraordinary Item for the six months decreased from ($239,000) or ($0.01) per share in 1995 to ($506,000) or ($0.03) in 1996 per share on a fully diluted basis, due primarily to salaries paid to employees and bankruptcy costs.

Year Ended December 31, 1993 Compared to 1994 and 1995

Revenues Total sales revenues decreased at December 31, from $23,561,000 in 1993 to $9,603,000 in 1994 and $183,000 in 1995. This sharp decline in revenue, from 1993 to 1994, was primarily due to Company's inability to service its debts and subsequent liquidation of the DTR inventory by manufacturer. During 1995, the Company was operating under Chapter 11 of the Federal Bankruptcy Law and was in a dormant stage for all practical purposes.

Expenses Selling, general and administrative expenses decreased in 1995 to $681,000 from $4,954,000 in 1994 and $3,436,000 in 1993. The decrease resulted from the Company operating under Chapter 11 of the Federal Bankruptcy Law. During 1995, over $180,000 was spent on professional services relating to the Bankruptcy.

Research and development (R & D) expenses decreased to $22,000 in 1995 from $937,000 in 1994 and $1,403,000 in 1993. Litigation settlement expense incurred in 1994 was the result of an out-of-court settlement of an outstanding claim.

Net Loss Net loss in 1995 was $795,000 or $0.06 per share compared to $49,173,000 or $3.41 per share in 1994 and $3,398,000 or $0.24 per share in
1993. During 1994, the Company expensed a purchase commitment to a contract manufacturer in the amount of $32,978,000 and a litigation settlement in the amount of $4,935,000. For these reasons and the other items discussed above, the loss was smaller in 1995 than prior years.

The gross profit margins are not comparable for the periods due to the extreme fluctuations in sales and the recording, as cost of sales, due to a purchase commitment to a contract manufacturer in 1994.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 1996, bankruptcy proceedings were substantially concluded and all material conditions precedent to the Plan were resolved. The financial statements contained herein reflect the cumulative effect of culmination of bankruptcy proceedings. As such, all debt, subject to and not subject to compromise, with exception of ongoing operating expenses, was converted into equity. Simultaneously, certain inventory in possession of TPL, was turned over to Dauphin, in exchange for common stock as specified in the Third Amended Plan of Reorganization.

The increase in net inventory on June 28, 1996 is attributable to an agreement with Technology Partners, L.L.C. to purchase inventory in their possession which they received when they purchased the secured claim from IBM on May 31, 1995. The inventory ($2,912,000) was recorded at fair market value in conformity with generally accepted accounting principles. (See "STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)", "BALANCE, December 31, 1995", Column "Paid-in Capital" Page F-5). Technology Partners, LLC received 2,600,000 shares of common shares which placed the per share price at $1.12. The nature of the inventory consisted of raw materials for future use in production of DTR-2 and other raw materials.

Stockholders Equity (Deficit) increased in the second quarter from ($50,910,000) at June 30, 1995 to $3,009,000 at June 30, 1996 due to
culmination of the bankruptcy proceedings and capital infusion from the private placement.

On October 22, 1996 the Company issued a convertible note to Tiedemann/Economos Global Emerging Growth in the principal amount of $770,000. The note is unsecured, accrues interest at the rate of 9% per annum, and is due and payable on December 31, 1996. The Company is required to pay interest at maturity. At the election of the holder, the note may be converted at maturity to 1,100,000 shares.

Management anticipates that DTR and development and production of the Intercon product lines will be the focus of the Company. It is estimated that both product lines will require between $2.5 to $3 million of combined investment in research and development over the next three years.

Cash flow from the sales of DTR-2 is expected to provide sufficient capital for ongoing operations and anticipated growth. To meet operational requirements, the Company will need to sell approximately 2,500 DTR-2's at current margin levels, due to relatively small overhead. The market demand for the competitive product suggests that these sales levels are attainable.

The Company believes that the funds it currently has on hand, when coupled with anticipated operating revenues, the additional funds it may borrow from TPL and/or Kandila in the future, and the funds that the Company may be able to raise through the registered or private offering of shares to the public, is expected to provide sufficient funds for the Company to fund current and continuing operations. There can be no assurance that any of the events mentioned herein will occur and therefore no assurance can be made that the Company will be able to fund current and future operations.

                            INFLATION AND SEASONALITY

Due to the nature of the Company's products and current market trends, increase in volume of production should generally result in a reduction of cost per unit produced. Management does not anticipate any major shifts in this trend in a foreseeable future. Also, due to the fact that the Company targets industrial customer and not a retail outlet, the Company should not be effected by the seasonal nature of consumer purchasing.

                               ACCOUNTING MATTERS

The Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of" (effective for fiscal years beginning after December 15, 1995), in the first quarter of 1996. The adoption did not have a material impact on the Company.

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" (effective for fiscal years beginning after December 15, 1995) encourages, but does not require, employers to adopt a fair value method of accounting for employee stock-based compensation, and requires increased stock-based compensation disclosures if the fair value method is not adopted. The Company has not implemented this Statement. Future implementation will have an immaterial effect on the Company's operating results or financial condition.

                                    BUSINESS

SUMMARY The Company commenced operations in 1988 and from 1988 to 1992, it functioned primarily as a development stage company which focused most of its efforts on developing mobile computers that would meet the specifications of certain government contracts. The Company identified the federal government market place as one of the areas in which it could potentially compete in designing and marketing mobile computers.

In December 1993, the Company introduced the DTR-1. The DTR-1 was a 2.7 pound, 486 SLC-Based computer with DOS/Windows capability. It had a mini-keyboard, a six inch backlit VGA display, a variety of ports, pen input and an internal Ethernet and modem. Due to some production delays and start-up manufacturing problems with the product, the Company ran into serious financial troubles. The Company proceeded to develop and market the DTR-1 and it's next generation DTR-2, up to January 3, 1995, when financial difficulties forced the Company into voluntary bankruptcy under Chapter 11 protection of the Federal Bankruptcy Code.

During 1995 and the first five months of 1996, the Company operated under bankruptcy protection and for all practical purposes was in a state of dormancy. On May 9, 1996 the Third Amended Plan of Reorganization was approved by the creditors and stockholders and confirmed by the Court. On July 23, 1996, Dauphin was officially discharged as a Debtor-in-Possession and the bankruptcy case was closed.

PLAN OF OPERATION The Company's current principal product is the DTR-2, a second generation miniature portable windows-based, pen-capable 486 computer. The Company believes, and the prototypes of the unit indicate, that this product can be manufactured in quantities and with quality. Also, the Company believes that mobile computing is a significant aid to the efficiency of several applications for so-called "niche" or "vertical-market" applications in the defense, medical and numerous other industries. Mobile and laptop computing is projected to be a $54 billion market in the next five years. While the Company previously lacked profitability, the Company has historically enjoyed a leadership position in the burgeoning market of mobile computing. Armed with its current product, the reorganized Company hopes to be able to rekindle that leadership position and convert it into profits.

Current management believes that past operational difficulties were primarily caused by certain market setbacks regarding palmtop computers. The other major contributing factor was the over-production of the DTR-l during its initial manufacturing cycle. The DTR-l, developed in 1992 and early 1993, had advanced extended features such as pen-based (keyboard/mouse replacement) hand-writing recognition and an assortment of external peripherals which made it a versatile alternative to traditional desktop or laptop computers. The concept of such a computer was then merely in the developmental stages with most major computer hardware and software manufacturers. Competitors were concentrating their efforts on similar, but less capable, versions of palmtop computing devices, referred to as Personal Digital Assistants or PDA's. The most notable of the PDAs is APPLE's Newton notepad. Unlike the DTR, these products were designed to be electronic data communicators capable only of pen sketch capture and communications to the host PC or among themselves but, did not have the capabilities of the Company's DTR miniature computers.

Initially, PDA's were negatively received by the market, causing an erroneous image about the true capabilities of hand-held computers in general. Therefore, the Company's chances to promote its product with its unique power, capability and versatility were crippled. The Company's operation at that time reached its most critical point because; first the product was misclassified as a PDA, and second, the Company made excessive commitments to produce much larger quantities of product than it could immediately sell in a hesitant market. Large production runs, new untested technology and lack of revenues can be fatal to any small to medium sized company because of the strains created on capital and other resources. A company the size of Dauphin can overcome such strains when dealing with a new viable technology, provided that the financial commitments do not exceed its available resources.

In addition to present management's calculated approach towards manufacturing commitments, other major events have recently taken place in the mobile pen-based market that have dramatically changed the Company's position. The advent of PCMCIA options, sound capabilities, pen recognition improvements, mobile wireless communication, and the recent explosion of the Internet, as well as the proliferation of the laptop computers have started a new wave of public interest in palmtop computers.

Several large and medium size electronics firms have entered the market, increasing market awareness and creating the infrastructure. Surprisingly, DTR-2, which was designed three years ago and only slightly modified to reflect the current state of wireless communication and electronics manufacturability, is still on the cutting edge of technology. Based on customer response and market analysis, DTR-2 is as capable as any palm-top computer produced by other electronics firms. The DTR-2 is also a competitively priced product. Management anticipates the Company will develop other models of the DTR type in the near future, to meet the vast demands of the market with state of the art technology.

Management understands, that the future financial stability of the Company will be assured by minimizing risks, having controling expenditures and diversifying its products. The Company presently owns sufficient inventory to produce the DTR-2 in small quantities. The Company began production of the DTR-2 in August, 1996. Production was started with small quantities to ensure product quality and process efficiency prior to ramp-up. Delivery schedules and further product development will be correlated with current market requirements and sales performance. This approach will also allow for adjustments in product configurations to satisfy the price and functionality requirements of the targeted OEM markets. The Company does not, nor is it planning to, cater specifically to the general consumer market. Rather it prefers to target specialty and niche market opportunities, where the unique features of the Company's products are more appreciated and profit margins are usually more generous.

In order to achieve long term stability for the Company, the management has designed a strategy for diversification to get away from a single product-line dependency. Such diversification will take place on the basis of related product technologies and partnerships. Engagements will be selected with the purpose, focus and objective to expand the Company's customer base and diversify its sales and marketing. Diversification in products and marketing will not only stabilize the financial position of the Company, but it will provide a wide range of options for financial and technological resources.

Pursuant to the provisions of the Intercon Agreement, the Company has acquired the right to incorporate into its business plan the business plan which Intercon has developed for the design and manufacturing of modern Control Systems and Software. The primary market to the products which the Company will develop under the Intercon Business Plan will be industrial and commercial manufacturing enterprises in need of high-efficiency low-cost process/machine control and touch-screen graphics interface solutions. Revenues will be generated through the sale and support of "EZ-Panel" and "FLEX-Control" parts of "Interactive Solution" systems and "FLEX-Design" software.

DTR SALES The DTR (an acronym for "Desk Top Replacement") products developed and manufactured by the Company are full featured DOS/Windows, Windows 95 capable Personal Computers ("PC") in a package that would fit into the palm of a person's hand. The DTR-1, developed in 1992 and early 1993, had features such as a pen-based keyboard/mouse replacement with hand-writing recognition and an assortment of external peripherals that made it a versatile alternative to traditional desktop or laptop computers. The DTR-2 was developed in 1993 and early 1994. Unfortunately, due to its financial troubles, the Company did not have the opportunity to allow full product development and production cycle to occur. In addition, the DTR-2, unlike the DTR-1, features two type II or one type III PCMCIA ("Memory Card International Association" standard) slots for wireless communication capabilities, voice recognition and improved connectivity with external systems.

The DTR-2 is a significant technological step forward among mobile computing devices. It is a time, labor, and money-saving device that is designed to free users from their desks. The DTR-2, which weighs about 2.7 pounds, continues the trend toward smaller, more portable computers. New developments in battery technology allow the device to be portable and useful to customers who need computing capacity in remote locations. In addition to a small keyboard, the DTR-2 allows "pen input" which is ideal for note taking, record keeping, organization and on-the-road fax communications. The DTR-2 has the ability to recognize handwriting and convert it to ASCII text as well as recognizing and transcribing verbal commands. Lastly, the DTR-2 can use wireless technology, either radio frequency or cellular technology, to transmit data. This allows users to send and receive "e-mail" and facsimiles from nearly anywhere in the world while being part of a local area network at the same time. Future generations of the DTR series may incorporate global positioning systems and other innovations that will service particular vertical market needs.

The DTR-2 is designed to be a pen-based mobile computer solution. Until recently, there has been limited pen-based software applications available. During the last year, the number of pen-based software application has increased significantly with additional applications expected in the future. As more applications become available, the Company's management believes that the market for the of DTR-2 will continue to grow.

The management of the Company believes today's mobile computer and wireless communication markets provide an opportunity to further develop the DTR line of products. Based upon this belief, the Company started the production of the DTR-2. Production has started and will thereafter proceed in accordance with financial capabilities of the Company and market demand for the product. The Company purchased certain inventory from TPL, which TPL acquired in connection with its purchase of IBM's pre-bankruptcy claims against the Company. The Company presently owns sufficient inventory to support production of the DTR-2 in small quantities. From time to time, adjustments in product configurations will be made to satisfy the price and functionality requirements of the targeted OEM markets. The research and development of the future generations of DTR computers will commence as soon as it is financially feasible.

The Company has only recently commenced marketing of the DTR-2. Historically, the Company has marketed computers and not solutions to specific problems or needs. The Company intends to offer not only the DTR-2 as a mobile computer, but to develop and market the DTR-2 as part of a solution to a specific customer use or need. Management believes that the DTR-2 will find acceptance for uses such as insurance adjusting and claim work, development of medical records, sales and marketing tools and defense industry related uses.

OTHER PRODUCTS Currently, the Company's management is in the process of establishing an organizational structure that will enable its Intercon Division to launch the first phase of development of Intercon's products. Pursuant to the provisions of the Intercon Agreement described above, the Company has acquired the right to utilize the Intercon Business Plan. The primary market for Intercon's control systems and software will be industrial and commercial manufacturing enterprises in need of high-efficiency low cost process/machine control and touch-screen graphics interface solutions. Revenue will be generated through the sales and support of "Expanel" and "FLEX-Control" parts of "Interactive Solution" systems and "FLEX-Design" software.

DIVERSIFICATION PLAN At the present time, the management of the Company is actively seeking strategic acquisitions to further diversify its operations. It is anticipated that some portion of the Shares may be used to effect acquisitions but the number of shares that might be used for this purpose, if any, cannot be determined. The Company's diversification plan is intended to strengthen its short, mid and long term business and sales. Diversification will take place on the basis of strategic partnerships with vendors or customers, or through an acquisition of related technologies. Engagements will be selected and decided upon with the objective of expanding the Company's customer base and diversifying its products.

MANUFACTURING The DTR-2 units, currently being demonstrated to potential customers, are first-production models. The Company has entered into a manufacturing agreement and relationship with a qualified manufacturing company for the production of DTR-2 units. The DTR-2 will be manufactured by using a variety of components which are generally available from a number of sources. The Company currently has sufficient inventory to assemble a small number of DTR-2's.

COMPETITION The Company's only fully developed product is the DTR-2. This product competes in the mobile computer market. Worldwide, there are 40 or so companies competing in this market. Some of these competitors are large, well financed entities. In order to be competitive, the Company must have its products on the leading edge of technology. When new products are introduced, there is a small window of opportunity before clones are developed. The remaining windows of opportunity for the DTR-2 cannot be precisely determined, but is expected to be approximately one year. However, being a small company, management believes that Company's strength is its flexibility and low overhead.

RESEARCH AND DEVELOPMENT The Company has a history of developing and bringing to market products on the leading edge of technology. Due to the financial problems the Company had experienced during the last several years, Dauphin reduced the size of the engineering and technical staff dedicated to research and development. The challenge for the Company is to develop strategic partners or an in-house staff, which will enable it to expand its product line and to continue to be the development leader in mobile computing.

SOURCE AND AVAILABILITY OF RAW MATERIALS The Company subcontracts the assembly of the finished product from component parts, which are obtained from suppliers throughout the world. The Company presently owns sufficient inventory, which it purchased from TPL, which should allow the company to produce or cause to be manufactured sufficient quantities of DTR-2 to re-enter the marketplace. However, the purchase of this inventory does not mean that the Company will have sufficient raw material of each and every component to build DTR-2 in larger quantities.

STRATEGIC PARTNERING The Company is in the process of reviewing and possible renewing its existing strategic partnership agreement with Phoenix Technologies Ltd. ("Phoenix"). Phoenix designs, develops, markets and licenses proprietary compatibility software products for original equipment manufacturers, including BIOS (basic input output system) and related system software for personal computers.

The Company has entered into a Pen Products Original Equipment Manufacturing Distribution License Agreement and Sublicense Agreement for Dedicated Systems with Annabooks Software LLC ("Annabooks"), the supplier of products offered by Microsoft Corporation ("Microsoft"). Microsoft is the third-party beneficiary under these agreements. Under the terms of these agreements, the Company is authorized to install Microsoft's DOS, Windows 3.11, Windows 95, and Windows for Pen, amongst others, on computers it sells. For this right, the Company must pay Microsoft through Annabooks royalties for each units sold, with quantity discounts available.

PATENTS, COPYRIGHTS AND TRADEMARKS The computers offered by the Company are the result of engineering design by its employees and strategic partners. The Company will attempt to maintain its proprietary rights by trade secret protection and by the use of non-disclosure agreements. It is possible that the Company's products could be duplicated by competitors and the Company could therefore be adversely affected by duplication and sales. However, in view of the rapid technological and design changes incident to the computer industry, the Company does not believe that, in general, patent and/or copyright protection would be an effective means to protect its interest.

CUSTOMER DEPENDENCE During 1995 and the first six months of 1996, the Company operated under Chapter 11 as a Debtor-in-Possession and was in a dormant stage for all practical purposes. For this reason, the Company has no current customer base. Notwithstanding this, prior to bankruptcy, the DTR-2 has been approved for several military contracts. The management is in the process of renegotiating some of these contracts. The effect of the bankruptcy proceeding on past or potential future customers cannot be determined.

SALES AND MARKETING As a result of its financial problems, the Company had limited inventory to sell during the last two years. Many of the distribution channels that were previously used by or available to the Company are in question. Furthermore, the DTR-2 is a niche product which has a long sales cycle. The Company has rehired an employee, who was formerly involved in sales of Company's products, to head up its marketing and sales efforts. Since it inception, a significant portion of the Company's revenue had been derived from sales of products to government agencies including the Department of Defense. The Company intends to continue to attempt to market products to government agencies but also attempt to expand its marketing efforts to commercial users.

EMPLOYEES As of November 1, 1996, the Company has eleven employees. These employees are executives, sales, production, technical support and administrative personnel. None of the Company's personnel are represented by a union. The management believes its employee relations to be good.

                           DESCRIPTION OF PROPERTY

FACILITIES The Company's executive offices consist of 7,300 square feet of office space and 2,700 square feet of warehouse space located at 800 E. Northwest Hwy., Suite 950, Palatine, Illinois 60067. The Company pays approximately $10,000 per month to rent the facilities. The lease has a three year term with a five year renewal option. The Company believes the space will be adequate for the foreseeable future.

                                MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OFFICERS The following table sets forth the name, age, date appointed a director, executive officer or officer, position with Company or present principal occupation and employment history for the past five years of each person who is a director, executive officer or officer.

Name                    Age   Date Appointed        Present Office

Andrew J. Kandalepas    44    1995         Chairman of the Board of Directors
                                           Chief Executive Officer, President

Mr. Kandalepas joined Dauphin Technology, Inc. as Chairman of the Board in February, 1995. He was named CEO and President of Dauphin in November of 1995. In addition, Mr. Kandalepas is the founder and President of CADServ Corporation, an engineering services company based in Schaumburg, Illinois. Mr. Kandalepas graduated from DeVry Institute in 1974 with a Bachelor's Degree in Electronics Engineering Technology. He then served as a product engineer at GTE for two years. Mr. Kandalepas left GTE to serve ten years as a supervisor of PCB design for Motorola just prior to founding CADServ Corporation.

Victor I. Baron        40     1996         Chief Operating Officer

Mr. Baron was appointed Chief Operating Officer of Dauphin Technology, Inc. and as President of the Intercon Division in 1996. He has extensive experience in strategic planning, design and technical sales of industrial controls. An engineering graduate of Riga Poly Technical Institute, (Riga, Latvia), in 1977, Mr. Baron has worked for over nineteen years in the high-tech design field during which he has developed a wide range of long-term relationships within the manufacturing industry. Before his appointment with Dauphin, Mr. Baron worked for Total Control Products, an operator interface manufacturer.

Savely Burd            32     1996         Chief Financial Officer

Mr. Burd was appointed Chief Financial Officer of Dauphin Technology, Inc. in 1996. After graduation from the University of Illinois in 1987, Mr. Burd began his career as a staff auditor at Arthur Andersen LLP. After several promotions and a career move, Mr. Burd was hired as a Controller for Clarklift of Chicago North, Inc., a materials handling equipment dealer. Before his appointment with Dauphin, Mr. Burd was employed by Merrill Lynch. Mr. Burd, a CPA, is a graduate of J. L. Kellogg Graduate School of Management.

Jeffrey L. Goldberg    44     1995         Secretary, Director

Mr. Goldberg has served as Secretary and a Director of Dauphin Technology, Inc. since June of 1995. Since 1983, Mr. Goldberg has served as President of Financial Consulting Group, Ltd., a Northfield, Illinois financial planning firm he founded in that year. Mr. Goldberg was formerly with a Chicago law firm, Goldberg and Goodman, and prior to that, was a tax senior with Arthur Andersen LLP. He is an attorney, CPA and a Certified Financial Planner.

Alan S. K. Yong        50     1988         Director

Mr. Yong served as President, Chief Executive Officer and a Director of Dauphin Technology, Inc., from June 1988 when he founded the Company to June 1995. Since June 1995, he has served as a Director of the Company. From 1981 through the present, he has been serving as President of Manufacturing and Maintenance Systems, (MMS) Inc. a privately held company based in Lombard,
Illinois that he founded in 1981.   MMS designs, manufactures and markets
industrial computers for the alignment of rotating equipment. He is a graduate of George Williams College and received his Masters in Business Administration from Northern Illinois University.

Wm. Paul Bunnell       37     1995         Director

Mr. Bunnell has served as a Director of Dauphin Technology, Inc. since June of 1995. Since 1991, Mr. Bunnell has served as Vice President of Financial Consulting Group, Ltd. a Northfield, Illinois financial planning firm. He was previously a corporate accounting and financial manager with expertise in business planning and long range strategic planning.

Gary E. Soiney         56     1995         Director

Mr. Soiney has served as a Director of Dauphin Technology, Inc. since November of 1995. He graduated from the University of Wisconsin in Milwaukee as a marketing major with a degree in Business Administration. He is currently a 75% owner in Pension Design & Services, Inc., a Wisconsin corporation which performs administrative services for qualified pension plans to business primarily in the Mid-West.

Douglas P. Morris      40     1995         Director

Mr. Morris has been a Director of Dauphin Technology since November of 1995. He is also the owner of H & M Capital Investments, Inc. and Hyacinth Resources Inc., which are privately-held business consulting firms that consult privately and publicly held companies in the matters related to management, debt and equity financing. Mr. Morris received his Bachelor of Arts Degree in Judicial Administration from Brigham Young University in 1978 and his Masters Degree in Public Administration from the University of Southern California in 1982.

Andrew Prokos          34     1995         Director

Mr. Prokos has served as a Director of Dauphin Technology, Inc. since February 1995. He is also Vice-President of CADServ Corporation in Schaumburg, Illinois, a position he has held for the past five years. Mr. Prokos is a graduate of DeVry Institute with an Associate Degree in Electronics.

Dean F. Prokos         32     1995         Director

Mr. Prokos has served as a Director of Dauphin Technology, Inc. since August 1995. He is the Regional Manager for the Secretary of State Drivers Services Department, a position he has held for the past five years. He attended Loyola University and received a degree in Business Management and has been previously involved with management of various food establishments.

All Directors will be elected annually and hold office until the next annual meeting of the stockholders of the Company or until their successors have been elected and qualified.

INDEMNIFICATION OF DIRECTORS AND OFFICERS The Company has adopted a by-law provision which stipulates that it shall indemnify any director or officer who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, investigative or administrative, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by him/her in connection with such action, suit or proceeding, if he/she acted in good faith and in a manner he/she reasonable believed to be in, or not opposed to, the best interest of the Company, had no reasonable cause to believe his/her conduct was unlawful; provided, however, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonable entitled to indemnity for such expenses as the court shall deem proper. These indemnification provisions are not expected to alter the liability of directors and officers under federal securities laws.

                               FAMILY RELATIONSHIPS

Both Andrew Prokos and Dean Prokos are cousins of Andrew Kandalepas, Chairman of the Board of Directors. Andrew Prokos and Dean Prokos are siblings.

                OTHER: INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any Director or Executive Officer during the past five years.

                             EXECUTIVE COMPENSATION

Although the Company does not have a formal Compensation Committee, the Board of Directors performs the equivalent functions of a Compensation Committee, and seeks to align compensation with business strategy, Company value, management initiatives and Company performance. Securities and Exchange Commission regulations mandate disclosure of all compensation, including salary, bonus and stock options, paid to executive officers and directors, that exceeds $100,000. No executive officer or director was paid compensation exceeding $100,000 during 1993, 1994 or 1995.

During 1995 and first half of 1996, Andrew J. Kandalepas worked for the Company in various management positions and was not compensated for these services. Other members of the Board of Directors do not get compensated for their participation in management of the Company.

                              STOCK OPTION PLAN

At the Company's 1992 Annual Meeting of Stockholders, the stockholders approved the 1992 Stock Option Plan pursuant to which stock options to purchase up to 1,500,000 shares of the Company's common stock could be granted to employees of the Company. In 1995, all options granted under the Plan expired due to the termination of these employees and their failure to exercise their options in a timely manner within the time period established under the plan. The Plan itself was terminated during 1995.

                                REORGANIZATION

1995 Events

On January 3, 1995, the Company filed a petition for relief under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division. At the time of the filing, the Company an outstanding trade payable to IBM of approximately $40,000,000. During 1995, the Company operated under Chapter 11 as a Debtor-in-Possession without an approved Plan of Reorganization.

On January 19, 1995, the Court entered an Order authorizing the Company to use IBM's cash collateral pursuant to the terms set forth in the Order. Despite its continued use of 100% of the cash collateral, the Company did not have sufficient funds to continue operations or to proceed with reorganization. On March 31, 1995, all employees were terminated and all remaining assets were put in storage while the Company pursued potential Debtor-in-Possession financing. In an attempt to save the Company, TPL, an Illinois limited liability company then controlled by Kevin Koy and Andrew J. Kandalepas, purchased IBM's claim.

On June 20, 1995, the Court entered an Order approving an employment agreement between the Company, Alan Yong, its then majority shareholder, Kevin Koy and Andrew J. Kandalepas. The terms of the employment agreement were as follows:

     Term - One year with automatic successive one-year renewals unless either party gives one month prior written notice of an intention not to renew.

     Compensation - Annual rate of $70,000 for the first three months increasing to an annual rate of $150,000 in the fourth month. The Company granted Alan Yong options to purchase 700,000 shares of stock at $0.75 a share. These options were exercisable twelve months from the time they become registered.

     Purchase Inventory from Executive - The Company agreed to purchase inventory valued at $50,000 over a five-month period at $10,000 per month.

     Executive's Stock - Alan Yong and his family transferred 8,000,000 shares of the Company's stock to the designee of TPL pursuant to certain transfer provisions.

As of July 15, 1995, all the transfer provisions had been met and the Yong shares were transferred. This transaction resulted in a change in control of the Company.

On July 10, 1995, the Bankruptcy Court entered an Order approving Debtor-in-Possession financing between the Company and TPL.

On July 31, 1995, the Company filed a Preliminary Plan of Reorganization and Related Disclosure Statement. On October 3, 1995, the Company filed its First Amended Plan of Reorganization.

On October 11, 1995, the Company, TPL, the directors, officers and employees of both organizations, including but not limited to Kevin Koy and Andrew J. Kandalepas as guarantors and Alan Yong, entered into a settlement and general release of the above Alan Yong employment agreement. Alan Yong was in possession of certain assets of the Company with an approximate cost of $60,000. Yong's stock options were also canceled. As part of the consideration for this agreement, the Company conveyed ownership of the assets then held by Yong to Yong.

On November 16, 1995, the Bankruptcy Court entered an Interim Order approving additional Debtor-in-Possession financing between the Company and TPL.

During November 1995, certain disagreements arose between the members of the Board of Directors and Kevin Koy and Russ Felker. The Company's then President and Chief Financial Officer, concerning the management of the Company.
Because of such disagreements, Kevin Koy and Russ Felker were removed from their positions as Chief Executive Officer and President of the Company, respectively, on November 20, 1995. Andrew J. Kandalepas was then appointed to serve as Chief Executive Officer and President of the Company.

On November 30, 1995, the Bankruptcy Court entered an Interim Order approving Debtor-in-Possession financing between the Company and Kandila, an Illinois limited liability company controlled by Andrew J. Kandalepas.

1996 Events

On January 16, 1996, the Company's counsel filed motions with the Bankruptcy Court to retrieve all funds mistakenly paid to professional advisors of TPL, Kevin Koy and Russ Felker, and to terminate the employment agreements with Messrs. Koy and Felker. In addition, the motions sought to terminate a letter of intent and related employment and stock incentive agreements related to a proposed purchase of Cormark, Inc., an Illinois corporation engaged in the manufacture and sale of point of purchase displays and controlled by John Prinz. Return of a $60,000 deposit made to Cormark in anticipation of the proposed purchase was also requested. Pursuant to the motions, all employment and incentive agreements, as well as the letter of intent to purchase Cormark, Inc., were terminated. The $60,000 deposit was returned to the Company and an additional $107,000 in mistaken payments was recovered, and Messrs. Koy, Felker and Prinz resigned from the Company as Directors. Mr. Koy terminated all capacities with TPL and released all ownership interests in TPL.

On February 6, 1996, the Company entered into an agreement with Victor Baron, Savely Burd and Interactive Controls, Inc., an Illinois corporation ("Intercon") relating to the Company's purchase of the Intercon Business Plan for the development, production, sale and installation of miniature computers for industrial control and operation. At that time, the Company Baron to act as the Company's Chief Operating Officer and President of the Company's new "Intercon Division." It also hired Burd to act as its Chief Financial Officer. Messrs. Baron and Burd joined Mr. Kandalepas to comprise a three person Executive Committee.

On February 14, 1996, the Company filed its Second Amended Plan of Reorganization. On April 1, 1996, the Company filed the Third Amended Plan of Reorganization. On May 9, 1996, the Third Amended Plan of Reorganization was approved by the stockholders and creditors and confirmed by the Court.

Under this Plan, the creditors/equity holders were assigned to one of nine classes. Satisfaction of claims of each class under this Plan was provided as follows:

      Class 1     -  Post-Petition Administrative Claims
                  - To be paid in full on the effective date of the Plan (the "Effective Date") or soon thereafter.

      Class 2     -  Priority Tax Claims
                  -  To be paid in full with 9% interest in monthly payments.

      Class 3     -  Non-Tax Priority Claims
                  - To be paid in full on the Effective Date or soon thereafter.

      Class 4     -  Pre-Petition Claims of TPL and IBM
                  - To receive 6,400,000 Shares of the Company's Common Stock on the Effective Date or soon thereafter.

      Class 5     -  Post-Petition Claims of TPL and Kandila
     	            -  To receive 4,200,000 Shares of the Company's Common Stock on the Effective Date or soon thereafter.

      Class 6     -  Claims of Wong's Electronics
                  - To receive, along with Class 8 creditors, a prorated share of 1,000,000 Shares of the Company's Common Stock on the Effective Date for their unsecured portion of the claims.
                  - To receive 50,000 shares in settlement of their secured portion of the claims on the Effective Date or soon thereafter.

      Class 7     -  Claims Under Expressed or Implied Warranties
                  - To receive 10% product discount certificates on the Effective Date or soon thereafter.

      Class 8     -  Claims Unsecured Creditors Not Otherwise Classified Under
                     the Plan
                  -  To receive, along with Class 6 creditors, a prorated
                     shares of 1,000,000 shares of the Company's Stock on the Effective Date or soon thereafter.

      Class 9     -  Equity Interest of Debtor's Stockholders
                  -  To retain their shares of the Company's Stock.

On July 23, 1996 the Court approved the implementation of the Third Amended Plan of Reorganization and discharged the Company as Debtor-in-Possession. This terminated the Company's bankruptcy proceedings.

The Company has issued the 11,650,000 Shares of its Common Stock pursuant to the Plan. This has effectively converted all pre-petition credit holders to equity holders. Shares issued under the Plan have a certain holding period, during which the Shares cannot be traded. The holding period continues through the earlier of nine months from the Effective Date or the date the Shares are registered by the Company.

According to the Plan, in addition to the stock issued to satisfy creditors' claims, the Company is authorized to issue and register up to 16 million additional shares (the "Reserve Shares") which can be used by the Company for future business operations and growth and to satisfy potential share issuance requirements under the Intercon agreement.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CADServ Corporation, an engineering services company based in Schaumburg, Illinois, controlled by Andrew J. Kandalepas, has contributed to the design, packaging and manufacturing of Dauphin's DTR product line and will likely continue in this capacity in the future. CADServ is compensated on substantially the same terms which could be obtained from non-related companies in the marketplace.

Manufacturing and Maintenance Systems, Inc., an Illinois corporation controlled by Alan S. K. Yong ("MMS"), made advances to, and payments on behalf of the Company from time to time; however, all claims of MMS were released in connection with the settlement and general release entered into on October 11, 1995 by the Company, TPL and Mr. Yong.

On July 10, 1995, the Bankruptcy Court entered an Order approving Debtor-in-Possession financing between the Company and TPL. TPL agreed to make available for the Company's use from time to time, loans not to exceed $400,000, in the aggregate, to be used by the Company for general working capital purposes. Interest accrues on the principal balance at the rate of 11% per annum.

On November 16, 1995, the Bankruptcy Court entered an Interim Order approving additional Debtor-in-Possession financing between the Company and TPL. TPL agreed to make available for the Company's use from time to time, loans not to exceed $150,000, in the aggregate, to be used by the Company for general working capital purposes. Interest accrues on the principal balance of such loan at the rate of 11% per annum.

On November 30, 1995, the Bankruptcy Court entered an Interim Order approving Debtor-in-Possession financing between the Company and Kandila Investments, Ltd., an Illinois limited liability company controlled by Mr. Kandalepas. Kandila agreed to make available for the Company's use from time to time during, loans not to exceed $500,000, in the aggregate, to be used by the Company for general working capital purposes. Interest accrues on the principal balance of such loan at the rate of 11% per annum. All loans made by TPL and Kandila, together with interest accrued thereon, were converted and exchanged for 4,200,000 Shares pursuant to the Plan.

On April 19, 1996, TPL commenced a private placement of certain 9% unsecured promissory notes convertible to certain Dauphin shares. As a result of the private placement and conversion of notes as specified in the Offering Memorandum, Dauphin received $995,408, in exchange for 888,757 Reserve Shares at $1.12 per share.

On October 22, 1996 the Company issued a convertible note to Tiedemann/Economos Global Emerging Growth in the principal amount of $770,000. The note is unsecured, accrues interest at the rate of 9% per annum, and is due and payable on December 31, 1996. The Company is required to pay interest at maturity. At the election of the holder, the note may be converted at maturity to 1,100,000 shares.

                              PRINCIPAL STOCKHOLDERS

INFORMATION ON OUTSTANDING STOCK The following table sets forth certain information regarding Shares of Common Stock of the Company owned beneficially as of November 1, 1996, by (i) each Officer and Director of the Company, (ii) all Officers and Directors as a group, and (iii) each person known by the Company to beneficially own more than 5% of the Common Stock of the Company:

     Name and Address of                   Amount and Nature of    Percent of
      Beneficial Owner      Position      Beneficial Shares Owned     Class

Alan S. K. Yong
1 N. 756 Hillcrest
West Chicago, IL 60185      Director            825,126 (1)           2.8%

Andrew J. Kandalepas        Chairman,
770 Michigan Ave.           Chief Executive Officer
Elk Grove Village, IL 60007 & President       3,478,242 (2)(6)(7)    11.8%

Victor L. Baron
759 North Ave.              Chief Operating
Highland Park, IL 60035        Officer           15,000               0.1%

Savely Burd
9445 Kenton, #411           Chief Financial
Skokie, IL 60076               Officer                0               0.0%

Jeffrey L. Goldberg
2800 Acacia Terrace
Buffalo Grove, IL 60089   Secretary, Director 3,520,471 (3)(6)       11.9%

Wm. Paul Bunnell
9049 N. Bronx 2-S
Skokie, IL 60077            Director          5,912,471 (3)(6)       20.0%

Gary E. Soiney
4524 Maple Rd.
East Troy, WI 53120         Director                  0               0.0%

Douglas P. Morris
515 Red Cyprus Dr.
Cary, IL 60013              Director            311,167 (4)(5)        1.1%

Andrew Prokos
2359 N Windsor Drive
Arlington Hts., IL 60004    Director            204,000               0.7%

Dean F. Prokos
415 Pheasant Ridge Drive
Lake Zurich, IL 60047       Director                  0               0.0%

Hyacinth Resources Inc.
515 Red Cyprus Dr.
Cary, IL 60013              ------              300,000 (5)           1.0%

Northfield Technology Group
790 Frontage Rd.
Northfield, IL 60093        ------            3,283,000 (3)          11.1%

H & M Capital Investment
330 E. Maine St.
Barrington, IL 60010        ------               11,167 (4)           0.0%

Technology Partners LLC
790 Frontage Rd.
Northfield, IL 60093        ------              237,471 (6)           0.8%

DNS Escrow Trust
790 Frontage Rd.
Northfield, IL 60093        ------            2,392,000               8.1%

K & L Trust
322 N. Prospect Rd.
Park Ridge, IL 60068        ------              235,800 (2)(7)        0.8%

Marinis Loukas Trust
322 N. Prospect Rd.
Park Ridge, IL 60068        ------            2,032,500               6.9%

Virtual Technology LTD.
C/O TrustNet
CIDB Building
Avarua, Rarotonga
Cook Islands                ------            2,133,000               7.2%

Tiedemann/Economos Global Emerging Growth L.F.
P.O Box N-920A Charlotte House
Charlotte Street
Nassau, Bahamas             ------            4,200,000              14.2%



Officers and Directors (as a group)          10,508,535              35.6%


1. The 825,126 Shares listed for Alan S. K. Yong include Shares owned by members of his family.
2. The 3,478,242 Shares listed for Andrew J. Kandalepas include 2,974,167 Shares held individually, 30,804 Shares held by CADServ Corporation, 237,471 Shares held by Technology Partners, and 235,800 beneficially owned in the K&L Trust.
3. Jeffrey L. Goldberg and Wm. Paul Bunnell are managing members of
Northfield Technology Group and share voting.
4. Douglas P. Morris is President of H & M Capital Investments, Inc. which owns 11,167 Shares.
5. Douglas P. Morris is President of Hyacinth Resources which owns 300,000
Shares.
6. Andrew J. Kandalepas, Jeffrey L. Goldberg and Wm. Paul Bunnell are managing members of Technology Partners LLC, and share voting.
7. Andrew J. Kandalepas is a beneficiary of K & L Trust.

                        VOTING RIGHTS OF CONTROL PERSONS

INFORMATION ON OUTSTANDING STOCK The following table sets forth certain information regarding Shares of Common Stock of the Company voted by control persons as of November 1, 1996, by (i) each Officer and Director of the Company, (ii) all Officers and Directors as a group, and (iii) each person known by the Company to beneficially own more than 5% of the Common Stock of the Company:

Name and Address of                       Amount and Nature of    Percent of
Beneficial Owner        Position        Beneficial Shares Owned      Class

Alan S. K. Yong
1 N. 756 Hillcrest
West Chicago, IL 60185  Director             825,126 (1)             2.8%

Andrew J. Kandalepas    Chairman,
770 Michigan Ave.       Chief Executive Officer
Elk Grove Village, IL 60007 & President    7,198,275 (2)            24.4%

Victor L. Baron
759 North Ave.          Chief Operating
Highland Park, IL 60035    Officer            15,000 (3)             0.0%

Savely Burd
9445 Kenton, #411       Chief Financial
Skokie, IL 60076           Officer                 0                 0.0%

Jeffrey L. Goldberg
2800 Acacia Terrace
Buffalo Grove, IL 60089 Secretary,Director 3,520,471 (2)            11.9%

Wm. Paul Bunnell
9049 N. Bronx 2-S
Skokie, IL 60077        Director           7,279,471 (2)            24.6%

Gary E. Soiney
4524 Maple Rd.
East Troy, WI 53120     Director                   0                 0.0%

Douglas P. Morris
515 Red Cyprus Dr.
Cary, IL 60013          Director             311,167                 0.1%

Andrew Prokos
2359 N Windsor Drive
Arlington Hts., IL 60004 Director            204,000 (4)             0.1%

Dean F. Prokos
415 Pheasant Ridge Drive
Lake Zurich, IL 60047   Director                   0                 0.0%

Tiedemann/Economos Global Emerging Growth L.F.
P.O Box N-920A Charlotte House
Charlotte Street
Nassau, Bahamas         ------             4,200,000                14.2%

Officers and Directors (as a group)       15,614,039                52.8%


1. The 825,126 Shares listed for Alan S. K. Yong include Shares owned by members of his family.
2. Andrew J. Kandalepas, Jeffrey L. Goldberg, and Wm. Paul Bunnell are managing members of Technology Partners LLC, and share voting 237,471 shares.
3. Andrew J. Kandalepas votes these shares.
4. Andrew J. Kandalepas has voting rights of 200,000 of these shares.

                           DESCRIPTION OF CAPITAL STOCK

The Company's authorized capital stock consists of 100,000,000 Shares of Common Stock, par value $0.001 per share ("Common Stock") and 10,000,000 Shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"). As of October25, 1996 there were 29,547,111 Shares of Common Stock outstanding and beneficially owned by approximately 2,000 beneficial stockholders, and no Shares of Preferred Stock were outstanding. The following summary is qualified in its entirety by reference to the Company's Certificate of Incorporation, which is available from the Company.

COMMON STOCK The Common Stock possesses ordinary voting rights for the election of directors and in respect of other corporate matters, each share being entitled to one vote. There are no cumulative voting rights, meaning that the holders of a majority of the Shares voting for the election of directors can elect all the directors if they choose to do so. The Common Stock carries no preemptive rights and is not convertible, redeemable, assessable, or entitled to the benefits of any sinking fund. The holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor. See "Market Price for Common Stock and Dividend Policy" for information regarding dividend policy. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after payment or provision for payment of all debts and other liabilities, subject to the prior rights of any outstanding Preferred Stock.

PREFERRED STOCK The Board of Directors of the Company is empowered, without approval of the stockholders, to cause Shares of Preferred Stock to be issued in one or more series, with the numbers of Shares of each series to be determined by it. The Board of Directors is authorized to fix and determine variations in the designations, preferences, and relative, optional or other special rights (including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of Conversion into Common Stock or other securities, redemption provisions and sinking fund provisions) between series and between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions of such rights; and the Shares of Preferred Stock or any series thereof may have full or limited voting powers or be without voting powers.

Although the Company has indicated that it has no present intention to issue Shares of Preferred Stock, the issuance of Shares of Preferred Stock or the issuance of rights to purchase such Shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of Preferred Stock might impede a business combination by including class voting rights that would enable the holders to block such a Conversion; or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of the Common Stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgments as to the best interests of the stockholders of the Company, the Board of Directors could act in a manner that would discourage an acquisition attempt or other Conversion that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock.

                          SHARE TRANSFER RESTRICTIONS

The Company intends to hereby register all Shares issued in the connection with the Plan as well as other shares. Accordingly, if the securities registration is declared effective by the SEC and state securities administrators, substantially all of the Company Shares then issued and outstanding would be freely tradable in market transactions, other then Shares held by affiliates, which will remain subject to volume limits. To assist the Company in attempting to maintain an orderly trading market, TPL, its members, and certain of their affiliates (the "Restricted Persons"), have agreed to restrict their right to transfer their Shares in market transactions.

The Restricted Persons have entered into a Share Transfer Restriction Agreement whereby they have agreed to limit their collective sales of Company Shares in market transactions to an aggregate of 50,000 Shares per calendar month. This means that all of the Restricted Persons, as a group, may not sell more than 50,000 Company Shares in market transactions in any calendar month.

The following persons who are currently stockholders of the Company have agreed to restrict their transfer of Shares following the Effective Date:

                                                   Number of
Restricted Persons					Restricted Shares

Technology Partners LLC                              237,471
K & L Trust                                          235,800
Northfield Technology Group                        3,283,000
DNS Escrow Trust                                   2,392,000
Virtual Technology LTD.	                           2,133,000
Marinis Loukas Trust                               2,032,500
Fox Investment Co.                                 1,367,000
Hyacinth Resources, Inc.                             300,000
Patriotes Fund Escrow                                300,000
Metamorphosis Tou Soteros                            250,000
Maloha Trust                                         225,000
October 1994 Redemption Trust Fund                   195,000
Andrew J. Kandalepas TTEE                          2,939,167
Others                                               602,533
                                                  ----------
    TOTAL                                         16,492,471

The Share Transfer Restriction Agreement has a term of two (2) years commencing on the Effective Date of the Plan. The restriction on transfers is limited to public market transactions effected through a broker-dealer. There are no restrictions on privately negotiated transactions which are not effected through a broker-dealer, provided however, that the transferee agrees to be bound by the terms and conditions of the Share Transfer Restriction Agreement.

In addition to the Share Transfer Restriction Agreement described above, Alan
S. K. Yong has entered into an agreement to limit his sales of shares to not more than 10,000 per month. Such restriction terminates twenty-four (24) months from April 1, 1996.

TRANSFER AGENT AND REGISTRAR The transfer agent and registrar for the Company's Shares is American Stock Transfer and Trust Company, 40 Wall Street, New York, NY 10005 (212) 936-5100.

                               PLAN OF DISTRIBUTION

The Company is registering 24,770,179 Shares of Common Stock for the Selling Stockholders. All costs, expenses and fees (estimated to be not more then $44,000) in connection with the registration of the Shares offered hereby, will be borne by the Company. Brokerage commissions, if any, attributable to the sale of the Shares by the Selling Stockholders will be borne by the Selling Stockholders. The Company will not receive any proceeds from the sale of Shares by Selling Stockholders.

The Selling Stockholders' sale of Shares may be effective from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, or at negotiated prices. The Selling Stockholders may also transfer a portion of their Shares registered pursuant to this Prospectus by way of a gift or other gratuitous transactions.

The Selling Stockholders may effect transactions by selling Shares directly to purchasers or to or though broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both. The Selling Stockholders and any broker-dealers that act in connection with the sale of the Shares might be deemed to be "underwriter' within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

Because the Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to prospectus delivery requirement under the Securities Act. Furthermore, in the event of a "distribution" of his or her Shares, such Selling Stockholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Rule 10b-6 under the Exchange Act until his or her participation in the distribution is completed. In addition, Rule 10b-7 under the Exchange Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with the offering.

There is no assurance that the Selling Stockholders will be able to sell all or any of the Shares offered hereby.

                           SELLING STOCKHOLDERS

The shares to be registered hereunder were issued in accordance with the Third Amended Plan of Reorganization and a private placement during 1996. Certain of these shares have registration rights. See "Description of Capital Stock". The shares are being registered to remove their restricted status under the 1933 Act. Although the Selling Stockholders have not advised the Company that they currently intend to sell Shares, pursuant to this registration the Selling Stockholders may choose to sell all or portion of the Shares from time to time in the over-the-counter market or otherwise at prices and terms then prevailing or at prices related to the current market price, or negotiated transactions. The Selling Stockholders include approximately 413 private and institutional investors. Shares registered for persons who are or have been affiliates of the Company or who hold more than five percent of the outstanding Common Stock are as follows: Andrew J. Kandalepas, Jeffrey L. Goldberg, Wm. Paul Bunnell, Technology Partners, L.L.C., Northfield Technology Group L.L.C., DNS Escrow Trust, Virtual Technology Ltd., and Tiedemann/Economos Global Emerging Growth L.F.; Transfers of Shares by these parties are restricted by lock up agreements described above in "Share Transfer Restriction".

                                      Beneficially Beneficially  Registered
                      Beneficially   Owned Shares     Owned        Shares
                         Owned         to be         Shares      Beneficially
                        Shares       Registered       to be          Owned
                                                      Sold           After
                                                                  Registration
                        Number    %      Number      %  Number    Number   %
                         [C]     [C]      [C]       [C]   [C]      [C]    [C]
Dauphin Technology
Inc. Reserve Shares   2,950,000  10.6%  2,950,000  10.6%   0  2,950,000  10.6%
Tiedemann/Economos
Global Emerging
Growth L.F.           4,200,000  15.1%  4,200,000  15.2%   0  4,200,000  15.1%
Northfield Technology
Group                 3,283,000  11.8%  3,283,000  11.8%   0  3,283,000  11.8%
Kandalepas, Andrew
J., Declaration of
Trust                 2,939,167  10.6%  2,939,167  10.6%   0  2,939,167  10.6%
DNS Escrow Trust      2,392,000   8.6%  2,392,000   8.6%   0  2,392,000   8.6%
Virtual Technology
Limited               2,133,000   7.7%  2,133,000   7.7%   0  2,133,000   7.7%
Marinis Loukas Trust  2,032,500   7.3%  2,032,500   7.3%   0  2,032,500   7.3%
Fox Investment Co.    1,367,000   4.9%  1,367,000   4.9%   0  1,367,000   4.9%
Lionville MFG. Corp,
C/O Chuhak &
Tecson P.C.             453,700   1.6%    453,700   1.6%   0    453,700   1.6%
Yong, Lucy              319,289   1.1%    319,289   1.2%   0    319,289   1.1%
Hyacinth Resources,
Inc.                    300,000   1.1%    300,000   1.1%   0    300,000   1.1%
Patriotes Fund Escrow   300,000   1.1%    300,000   1.1%   0    300,000   1.1%
Yong, Lucy              296,926   1.1%    296,926   1.1%   0    296,926   1.1%
Metamorphosis Tou
Soteros                 250,000   0.9%    250,000   0.9%   0    250,000   0.9%
Technology Partners,
LLC                     237,471   0.9%    237,471   0.9%   0    237,471   0.9%
K&L Trust               235,800   0.8%    235,800   0.9%   0    235,800   0.8%
Maloha Trust, Dimitrios
N Lekkos, Trustee       225,000   0.8%    225,000   0.8%   0    225,000   0.8%
Inspectech Corp         224,693   0.8%    224,693   0.8%   0    224,693   0.8%
Prokos, Andrew          200,000   0.7%    200,000   0.7%   0    200,000   0.7%
October 1994 Redemption
Trust Fund              195,000   0.7%    195,000   0.7%   0    195,000   0.7%
Dimitropoulos, Angelo   170,857   0.6%    150,000   0.5%   0    170,857   0.6%
Senglaub, Jeffrey       169,643   0.6%    169,643   0.6%   0    169,643   0.6%
Jones, Rick G.          133,155   0.5%    133,155   0.5%   0    133,155   0.5%
Douros, John            122,000   0.4%    122,000   0.4%   0    122,000   0.4%
Mikroulis, Anastasios    96,786   0.3%     96,786   0.3%   0     96,786   0.3%
Yong, Alan               79,723   0.3%     79,723   0.3%   0     79,723   0.3%
Murphy, Margaret J.      66,965   0.2%     66,965   0.2%   0     66,965   0.2%
Messineo, Leonard, TTEE,
Leonard E. Messineo
Revocable Trust          65,000   0.2%     65,000   0.2%   0     65,000   0.2%
Swislow, Sidney, TTEE
of the Sidney Swislow
Trust UA Dated 9/10/87   65,000   0.2%     65,000   0.2%   0     65,000   0.2%
Pierce, J. Brian         60,000   0.2%     60,000   0.2%   0     60,000   0.2%
Watson, John V.          54,643   0.2%     54,643   0.2%   0     54,643   0.2%
Hiotos Hrysikos Building 50,108   0.2%     50,108   0.2%   0     50,108   0.2%
ASIC Designs Inc.        50,000   0.2%     50,000   0.2%   0     50,000   0.2%
Huang, Nick, Trustee
for David Yong           50,000   0.2%     50,000   0.2%   0     50,000   0.2%
Klose, Clifford F.
Trust IRA                50,000   0.2%     50,000   0.2%   0     50,000   0.2%
Wongs Electronics Inc    50,000   0.2%     50,000   0.2%   0     50,000   0.2%
Yong, Caroline           50,000   0.2%     50,000   0.2%   0     50,000   0.2%
Erwin, Lisa M.           44,643   0.2%     44,643   0.2%   0     44,643   0.2%
Ferguson, Kirk           44,643   0.2%     44,643   0.2%   0     44,643   0.2%
Jachec, Lawrence         44,643   0.2%     44,643   0.2%   0     44,643   0.2%
Mayer, Harold M.         44,643   0.2%     44,643   0.2%   0     44,643   0.2%
Phillips, Jerry A.       44,643   0.2%     44,643   0.2%   0     44,643   0.2%
Rutkowski, Barbara Ann   44,643   0.2%     44,643   0.2%   0     44,643   0.2%
Wong's Electronics Inc   41,882   0.2%     41,882   0.2%   0     41,882   0.2%
Forman, Franklin &
Joan, JTWROS             41,779   0.2%     41,779   0.2%   0     41,779   0.2%
Darraugh, Mike P.        35,715   0.1%     35,715   0.1%   0     35,715   0.1%
Felger, Joseph & Carol
A., JTWROS               35,715   0.1%     35,715   0.1%   0     35,715   0.1%
Tzortzis, John & Jane    35,000   0.1%     35,000   0.1%   0     35,000   0.1%
Kandalepas, Andrew       35,000   0.1%      5,000   0.0%   0     35,000   0.1%
Michel, James E., TTEE,
James E. Michel Trust    33,333   0.1%     33,333   0.1%   0     33,333   0.1%
CADserv Corp             30,804   0.1%     30,804   0.1%   0     30,804   0.1%
Delaware Charter Trust
Co. FBO Jane
Rodgers IRA              30,000   0.1%     30,000   0.1%   0     30,000   0.1%
Dellis, Steve            30,000   0.1%     30,000   0.1%   0     30,000   0.1%
Larsen, Donald           30,000   0.1%     30,000   0.1%   0     30,000   0.1%
Phoenix Technologies     28,490   0.1%     28,490   0.1%   0     28,490   0.1%
Nickerson, Orlando E.    26,786   0.1%     26,786   0.1%   0     26,786   0.1%
Mitsumi Electronics
Corp                     25,399   0.1%     25,399   0.1%   0     25,399   0.1%
Lakeshore Consulting     22,322   0.1%     22,322   0.1%   0     22,322   0.1%
Voutiritsas, Nick D.     22,322   0.1%     22,322   0.1%   0     22,322   0.1%
Shipley, Richard W.
(TR) Fragments, Inc.
Pft Shg Pln #001         22,000   0.1%     22,000   0.1%   0     22,000   0.1%
Velavidas, Jim           21,333   0.1%     21,333   0.1%   0     21,333   0.1%
Yong, Alan               21,324   0.1%     21,324   0.1%   0     21,324   0.1%
Vasilopoulos, Gust P.    20,200   0.1%     20,200   0.1%   0     20,200   0.1%
MFG & Maintenance System 19,055   0.1%     19,055   0.1%   0     19,055   0.1%
Baumann, Angela &
Denapoli, Phillip,
JTWROS                   17,858   0.1%     17,858   0.1%   0     17,858   0.1%
Enriquez, Rick F.        17,858   0.1%     17,858   0.1%   0     17,858   0.1%
Lutheran Church of
Redeemer                 17,858   0.1%     17,858   0.1%   0     17,858   0.1%
McMahon, James F.        17,858   0.1%     17,858   0.1%   0     17,858   0.1%
Schuhknecht, Wesley H.
& Joseph, JTWROS         17,858   0.1%     17,858   0.1%   0     17,858   0.1%
Steckel, Iven H.         17,858   0.1%     17,858   0.1%   0     17,858   0.1%
Duval, Casimir J.        17,000   0.1%     17,000   0.1%   0     17,000   0.1%
Huberfel, Robert         15,727   0.1%     15,727   0.1%   0     15,727   0.1%
Patti, Robert            15,727   0.1%     15,727   0.1%   0     15,727   0.1%
Microsoft Corp.          15,112   0.1%     15,112   0.1%   0     15,112   0.1%
Baron, Victor            15,000   0.1%     15,000   0.1%   0     15,000   0.1%
Schak, Donald            15,000   0.1%     15,000   0.1%   0     15,000   0.1%
Sears Logistic Services  14,644   0.1%     14,644   0.1%   0     14,644   0.1%
Terminal Handling D/B/A
Sears Logistics
Services                 13,624   0.0%     13,624   0.0%   0     13,624   0.0%
Collins, Roger L &
Sandra R, JTWROS         13,393   0.0%     13,393   0.0%   0     13,393   0.0%
Tumilty, James R. &
Marlene A., JTWROS       13,393   0.0%     13,393   0.0%   0     13,393   0.0%
Ashkinazi, Gregory       13,000   0.0%     13,000   0.0%   0     13,000   0.0%
Vreugdenhil, John &
Helen, JTWROS            12,580   0.0%      8,580   0.0%   0     12,580   0.0%
Resources Trust IRA
FBO Richard Farmer       12,000   0.0%     12,000   0.0%   0     12,000   0.0%
H & M Capital
Investments, Inc.        11,167   0.0%     11,167   0.0%   0     11,167   0.0%
Richmond, Thomas E.
& Eleanor, JTWROS        11,000   0.0%     11,000   0.0%   0     11,000   0.0%
Van Hyfte, Robert J.     11,000   0.0%     11,000   0.0%   0     11,000   0.0%
Berman, Seymour          10,715   0.0%     10,715   0.0%   0     10,715   0.0%
Defensor, Dennis         10,481   0.0%     10,481   0.0%   0     10,481   0.0%
Rollinge, Dennis         10,481   0.0%     10,481   0.0%   0     10,481   0.0%
Pernini, Robert B.       10,045   0.0%     10,045   0.0%   0     10,045   0.0%
Collins, Thomas          10,000   0.0%     10,000   0.0%   0     10,000   0.0%
Forret, James G.         10,000   0.0%     10,000   0.0%   0     10,000   0.0%
Heydenberk, David D. &
Constance R., JTWROS     10,000   0.0%     10,000   0.0%   0     10,000   0.0%
Pragalz, William F.      10,000   0.0%     10,000   0.0%   0     10,000   0.0%
Schramek, Percy J.
Revocable Living
Trust DTD 10/22/91       10,000   0.0%     10,000   0.0%   0     10,000   0.0%
Senglaub, James          10,000   0.0%     10,000   0.0%   0     10,000   0.0%
Thanos, Tom              10,000   0.0%     10,000   0.0%   0     10,000   0.0%
Trendel, Sheila A.       10,000   0.0%     10,000   0.0%   0     10,000   0.0%
Baigh, Margie, Cal
Central Trust Bank
TTEE FBO                  9,900   0.0%      9,900   0.0%   0      9,900   0.0%
Kreider, Larry W.         9,900   0.0%      9,900   0.0%   0      9,900   0.0%
Roberts, Alfred           9,900   0.0%      9,900   0.0%   0      9,900   0.0%
Stofac, Robert L.         9,900   0.0%      9,900   0.0%   0      9,900   0.0%
Yoon, Mi Ran              9,900   0.0%      9,900   0.0%   0      9,900   0.0%
Delaware Charter Trust
Co. FBO Sean Ryan IRA     8,942   0.0%      8,942   0.0%   0      8,942   0.0%
Devlin, Paul A.           8,929   0.0%      8,929   0.0%   0      8,929   0.0%
Schuhknecht, Wesley
H.& Vincent, JTWROS       8,929   0.0%      8,929   0.0%   0      8,929   0.0%
Yacullo, David G.         8,929   0.0%      8,929   0.0%   0      8,929   0.0%
Gillogly, Russell R.      8,801   0.0%      8,801   0.0%   0      8,801   0.0%
Carlson, Terry W.         8,250   0.0%      8,250   0.0%   0      8,250   0.0%
Yong, Alan S. K.          7,864   0.0%      7,864   0.0%   0      7,864   0.0%
Keevins, Edward & Heidi,
JTWROS                    7,700   0.0%      7,700   0.0%   0      7,700   0.0%
Meizels, Philip &
Carol, JT                 7,700   0.0%      7,700   0.0%   0      7,700   0.0%
Wagner, Dennis J.         7,500   0.0%      7,500   0.0%   0      7,500   0.0%
Ryan, Sean F.             7,465   0.0%      7,465   0.0%   0      7,465   0.0%
Tobias, Eli               6,666   0.0%      6,666   0.0%   0      6,666   0.0%
Baigh, Neal               6,600   0.0%      6,600   0.0%   0      6,600   0.0%
Axarides, Tim & Betty     6,000   0.0%      6,000   0.0%   0      6,000   0.0%
Circuit Systems, Inc.     6,000   0.0%      6,000   0.0%   0      6,000   0.0%
Dellis, Louis & Karen     6,000   0.0%      6,000   0.0%   0      6,000   0.0%
Saramadis, George         6,000   0.0%      6,000   0.0%   0      6,000   0.0%
Oetter, Donald R.         5,800   0.0%      5,500   0.0%   0      5,800   0.0%
Halbreiter, Peter J.      5,500   0.0%      5,500   0.0%   0      5,500   0.0%
Smith, James G.           5,500   0.0%      5,500   0.0%   0      5,500   0.0%
Curtco Publishing         5,490   0.0%      5,490   0.0%   0      5,490   0.0%
Star Die Molding          5,418   0.0%      5,418   0.0%   0      5,418   0.0%
DeBouvre, Gerald &
Darlene, JTWROS           5,358   0.0%      5,358   0.0%   0      5,358   0.0%
Halicki, Christine        5,246   0.0%      5,246   0.0%   0      5,246   0.0%
Plahm, David              5,246   0.0%      5,246   0.0%   0      5,246   0.0%
Radiometrics Midwest      5,173   0.0%      5,173   0.0%   0      5,173   0.0%
Homann, Charles &
Delores, JT               5,081   0.0%      5,081   0.0%   0      5,081   0.0%
Obartuch, Wm Henry II     5,081   0.0%      5,081   0.0%   0      5,081   0.0%
Gross, Jeffrey T. &
Joanne E., JTWROS         5,023   0.0%      5,023   0.0%   0      5,023   0.0%
Appert, David             5,000   0.0%      5,000   0.0%   0      5,000   0.0%
Manolis, Thomas K.        5,000   0.0%      5,000   0.0%   0      5,000   0.0%
OSL Orthopedic
Surgery Limited           5,000   0.0%      5,000   0.0%   0      5,000   0.0%
Patras, James             5,000   0.0%      5,000   0.0%   0      5,000   0.0%
Mitsul Comtex Corp        4,997   0.0%      4,997   0.0%   0      4,997   0.0%
Penright Inc./Telxon      4,574   0.0%      4,574   0.0%   0      4,574   0.0%
Merisel                   4,506   0.0%      4,506   0.0%   0      4,506   0.0%
Baerson, Charles          4,465   0.0%      4,465   0.0%   0      4,465   0.0%
Deerbrook Travel          4,465   0.0%      4,465   0.0%   0      4,465   0.0%
Johnson, Jr., Grant H.    4,465   0.0%      4,465   0.0%   0      4,465   0.0%
Kaskel, Leonard           4,465   0.0%      4,465   0.0%   0      4,465   0.0%
Patel, Bhupen D. &
Meena B., JTWROS          4,465   0.0%      4,465   0.0%   0      4,465   0.0%
Richards, Gregory S.      4,465   0.0%      4,465   0.0%   0      4,465   0.0%
Rubin, Scott A. & Desnet,
Holly D., JTWROS          4,465   0.0%      4,465   0.0%   0      4,465   0.0%
Witonski, Daniel M.
& Shirley, JTWROS         4,465   0.0%      4,465   0.0%   0      4,465   0.0%
Hersey, James M.          4,400   0.0%      4,400   0.0%   0      4,400   0.0%
Hivon, Mark               4,400   0.0%      4,400   0.0%   0      4,400   0.0%
Majerus, Robert L.        4,400   0.0%      4,400   0.0%   0      4,400   0.0%
Lo, Shiung-Yin            4,108   0.0%      4,108   0.0%   0      4,108   0.0%
Michel, Charlette J.      4,000   0.0%      4,000   0.0%   0      4,000   0.0%
Ministor Peripherals      3,988   0.0%      3,988   0.0%   0      3,988   0.0%
Goulet, Michel            3,841   0.0%      3,841   0.0%   0      3,841   0.0%
Kramer, Francis &
Jean, JTWROS              3,841   0.0%      3,841   0.0%   0      3,841   0.0%
Mann, Michael B.          3,841   0.0%      3,841   0.0%   0      3,841   0.0%
Schottmueller, Werner     3,520   0.0%      3,520   0.0%   0      3,520   0.0%
Chelios, Tracee           3,333   0.0%      3,333   0.0%   0      3,333   0.0%
Kenyeres, Peter           3,333   0.0%      3,333   0.0%   0      3,333   0.0%
Larmer, Steve             3,333   0.0%      3,333   0.0%   0      3,333   0.0%
Drosos, George            3,300   0.0%      3,300   0.0%   0      3,300   0.0%
Wolln Products Inc        3,176   0.0%      3,176   0.0%   0      3,176   0.0%
Stotis, Bill George       3,000   0.0%      3,000   0.0%   0      3,000   0.0%
Tackett, Terry L.         3,000   0.0%      3,000   0.0%   0      3,000   0.0%
Telecommunicaitons
Devices Inc               2,893   0.0%      2,893   0.0%   0      2,893   0.0%
Colletier, Pascal &
Barbara, JT               2,750   0.0%      2,750   0.0%   0      2,750   0.0%
Jaskolski, James A.       2,750   0.0%      2,750   0.0%   0      2,750   0.0%
Lockhart, Alex            2,750   0.0%      2,750   0.0%   0      2,750   0.0%
Hansen, Joe               2,500   0.0%      2,500   0.0%   0      2,500   0.0%
Tru-Cut Employees
Profit Sharing Plan       2,500   0.0%      2,500   0.0%   0      2,500   0.0%
Kurta                     2,348   0.0%      2,348   0.0%   0      2,348   0.0%
Willie, Scott W.          2,268   0.0%      2,268   0.0%   0      2,268   0.0%
Bates, Marion D.          2,200   0.0%      2,200   0.0%   0      2,200   0.0%
Collins, Thomas N.        2,200   0.0%      2,200   0.0%   0      2,200   0.0%
Danna, Rosalie F.         2,200   0.0%      2,200   0.0%   0      2,200   0.0%
Dodd, Loyal               2,200   0.0%      2,200   0.0%   0      2,200   0.0%
Hivon, Patrick M.         2,200   0.0%      2,200   0.0%   0      2,200   0.0%
Robert W. Baird & Co. Inc 2,200   0.0%      2,200   0.0%   0      2,200   0.0%
Summers, Richard & Debra  2,200   0.0%      2,200   0.0%   0      2,200   0.0%
Venetos, John             2,200   0.0%      2,200   0.0%   0      2,200   0.0%
SRT Lab                   2,191   0.0%      2,191   0.0%   0      2,191   0.0%
Rosenthal, Howard         2,175   0.0%      2,175   0.0%   0      2,175   0.0%
Chresanthakes, Peter      2,143   0.0%      2,143   0.0%   0      2,143   0.0%
Columbia Graphics         2,089   0.0%      2,089   0.0%   0      2,089   0.0%
Fisher, Donald            2,000   0.0%      2,000   0.0%   0      2,000   0.0%
Fisher, Donald R &
Anna M, JTWROS            2,000   0.0%      2,000   0.0%   0      2,000   0.0%
Hanley, Patrick           2,000   0.0%      2,000   0.0%   0      2,000   0.0%
Joyce, Bernard J.         2,000   0.0%      2,000   0.0%   0      2,000   0.0%
Kourtis, Peter            2,000   0.0%      2,000   0.0%   0      2,000   0.0%
Stotis, George            2,000   0.0%      2,000   0.0%   0      2,000   0.0%
Taylor, Jr., Reuben W.,
TTEE, Reuben W
Taylor Trust              1,900   0.0%      1,900   0.0%   0      1,900   0.0%
Haberman, Harry &
Margret, JT               1,769   0.0%      1,769   0.0%   0      1,769   0.0%
Milgray Electronics       1,685   0.0%      1,685   0.0%   0      1,685   0.0%
Beyer, Wolfgang           1,667   0.0%      1,667   0.0%   0      1,667   0.0%
Telesystem/Aironet        1,643   0.0%      1,643   0.0%   0      1,643   0.0%
Parker, John E.           1,625   0.0%      1,625   0.0%   0      1,625   0.0%
Trinity Mortgage          1,625   0.0%      1,625   0.0%   0      1,625   0.0%
Belford, Daniel J.        1,524   0.0%      1,524   0.0%   0      1,524   0.0%
Internal Revenue Service  1,520   0.0%      1,520   0.0%   0      1,520   0.0%
Santa Rita Bottling       1,518   0.0%      1,518   0.0%   0      1,518   0.0%
SCI Mfg                   1,472   0.0%      1,472   0.0%   0      1,472   0.0%
LCS Telegraphics          1,427   0.0%      1,427   0.0%   0      1,427   0.0%
Endlichhofer, Sigfreid    1,361   0.0%      1,361   0.0%   0      1,361   0.0%
Ericsson, GE Mobile Comm  1,162   0.0%      1,162   0.0%   0      1,162   0.0%
Collins, Nicholas &
Ismene, JTWROS            1,100   0.0%      1,100   0.0%   0      1,100   0.0%
Danna, Rosalie &
Kimberly T
Danna-Mulick, JT          1,100   0.0%      1,100   0.0%   0      1,100   0.0%
Eckwall, Donald W.        1,100   0.0%      1,100   0.0%   0      1,100   0.0%
Kenyeres, Peter           1,100   0.0%      1,100   0.0%   0      1,100   0.0%
Armonis, John             1,050   0.0%      1,050   0.0%   0      1,050   0.0%
Aspen, Robert J.          1,016   0.0%      1,016   0.0%   0      1,016   0.0%
Hanifen Imhoff Clearing   1,016   0.0%      1,016   0.0%   0      1,016   0.0%
Watson, Ray               1,016   0.0%      1,016   0.0%   0      1,016   0.0%
Watts, Earl & Lova, JT    1,016   0.0%      1,016   0.0%   0      1,016   0.0%
Antonakos, Anagyros &
Antonia                   1,000   0.0%      1,000   0.0%   0      1,000   0.0%
Barton, John & Michael,
JTWROS                    1,000   0.0%      1,000   0.0%   0      1,000   0.0%
Braun, Mark & Jill, JT    1,000   0.0%      1,000   0.0%   0      1,000   0.0%
Christ Ross Economy       1,000   0.0%      1,000   0.0%   0      1,000   0.0%
Coules, Jr., Peter        1,000   0.0%      1,000   0.0%   0      1,000   0.0%
Cusinier, Francis X       1,000   0.0%      1,000   0.0%   0      1,000   0.0%
Grant, Kathy              1,000   0.0%      1,000   0.0%   0      1,000   0.0%
Lambke, David G. &
Elizabeth O., JTWROS      1,000   0.0%      1,000   0.0%   0      1,000   0.0%
Meizels, Kane, Fox &
Boroian, DDS PC           1,000   0.0%      1,000   0.0%   0      1,000   0.0%
Meizels, Phillip &
Jeffery, JTWROS           1,000   0.0%      1,000   0.0%   0      1,000   0.0%
Munro, William H.         1,000   0.0%      1,000   0.0%   0      1,000   0.0%
Nordheim, Alan &
Willis I., JTWROS         1,000   0.0%      1,000   0.0%   0      1,000   0.0%
Ortiz, Gloria             1,000   0.0%      1,000   0.0%   0      1,000   0.0%
Peters, Ron               1,000   0.0%      1,000   0.0%   0      1,000   0.0%
Rycroft, Mary             1,000   0.0%      1,000   0.0%   0      1,000   0.0%
Shogren, Ronald           1,000   0.0%      1,000   0.0%   0      1,000   0.0%
Swanson, Donald &
Janet, JTWROS             1,000   0.0%      1,000   0.0%   0      1,000   0.0%
Willert, James &
Carol, JTWROS             1,000   0.0%      1,000   0.0%   0      1,000   0.0%
Zouras, Pete              1,000   0.0%      1,000   0.0%   0      1,000   0.0%
UV Tek Corp                 947   0.0%        947   0.0%   0        947   0.0%
Future Active Ind Elec.     940   0.0%        940   0.0%   0        940   0.0%
O'Neill, Bruce C.           933   0.0%        933   0.0%   0        933   0.0%
Gillogly, Russell R.        907   0.0%        907   0.0%   0        907   0.0%
Scriptel Corp               894   0.0%        894   0.0%   0        894   0.0%
Tech Data Corp              860   0.0%        860   0.0%   0        860   0.0%
Federal Express corp        820   0.0%        820   0.0%   0        820   0.0%
Ameritech                   784   0.0%        784   0.0%   0        784   0.0%
LDDS Communications         780   0.0%        780   0.0%   0        780   0.0%
Wireless for the Corp User  764   0.0%        764   0.0%   0        764   0.0%
Miller, Thomas J.           763   0.0%        763   0.0%   0        763   0.0%
Ultratech Inc               761   0.0%        761   0.0%   0        761   0.0%
Power Sensors Corp          730   0.0%        730   0.0%   0        730   0.0%
Nelson, Terry L.            700   0.0%        700   0.0%   0        700   0.0%
Seagate Technology Inc      657   0.0%        657   0.0%   0        657   0.0%
Sub-Sem Inc                 635   0.0%        635   0.0%   0        635   0.0%
J-Tech Metal Products       608   0.0%        608   0.0%   0        608   0.0%
NEC Technologies            608   0.0%        608   0.0%   0        608   0.0%
Airborne Freight Corp       607   0.0%        607   0.0%   0        607   0.0%
Airborne Express            587   0.0%        587   0.0%   0        587   0.0%
Phoenix Co                  564   0.0%        564   0.0%   0        564   0.0%
RC Dredge                   563   0.0%        563   0.0%   0        563   0.0%
International Data
Products                    559   0.0%        559   0.0%   0        559   0.0%
Trimberger, John R.         558   0.0%        558   0.0%   0        558   0.0%
Anderson, Millie C.         550   0.0%        550   0.0%   0        550   0.0%
Eakright, Lee & Gail, JT    550   0.0%        550   0.0%   0        550   0.0%
Frey, Ann C.                550   0.0%        550   0.0%   0        550   0.0%
Wesley, William W.          550   0.0%        550   0.0%   0        550   0.0%
Metro Graphx Inc.           543   0.0%        543   0.0%   0        543   0.0%
Field Data Systems          537   0.0%        537   0.0%   0        537   0.0%
Assurance Agency Ltd        531   0.0%        531   0.0%   0        531   0.0%
KDA Photo Systems           519   0.0%        519   0.0%   0        519   0.0%
Baurer, Sr., Thomas N.      508   0.0%        508   0.0%   0        508   0.0%
Chellos, Tracee             508   0.0%        508   0.0%   0        508   0.0%
Doyle, Michael J.           508   0.0%        508   0.0%   0        508   0.0%
Hanson, Edward &
Roberta, JT                 508   0.0%        508   0.0%   0        508   0.0%
Kenyeres, Peter             508   0.0%        508   0.0%   0        508   0.0%
Monroe, James & Jeri, JT    508   0.0%        508   0.0%   0        508   0.0%
Van Gorden, Shuyler H.      508   0.0%        508   0.0%   0        508   0.0%
Blinstrup, Karen, C/F
Bryan M Blinstrup UTMA IL   500   0.0%        500   0.0%   0        500   0.0%
Blinstrup, Karen, C/F Ian
M Blinstrup UTMA IL         500   0.0%        500   0.0%   0        500   0.0%
Blinstrup, Karen, C/F
Jason M Blinstrup UTMA IL   500   0.0%        500   0.0%   0        500   0.0%
Blinstrup, Karen, C/F
Kyrsten J Blinstrup UTMA IL 500   0.0%        500   0.0%   0        500   0.0%
Daniels, Thomas E.          500   0.0%        500   0.0%   0        500   0.0%
Gounaris, Jonothan Glenn    500   0.0%        500   0.0%   0        500   0.0%
Savvakis, Damianos          500   0.0%        500   0.0%   0        500   0.0%
Taylor, Laurent             500   0.0%        500   0.0%   0        500   0.0%
Metal Threads               490   0.0%        490   0.0%   0        490   0.0%
Caseworks of Chicago        464   0.0%        464   0.0%   0        464   0.0%
Ridgemoor Electronics       463   0.0%        463   0.0%   0        463   0.0%
Ball, Derk R.               454   0.0%        454   0.0%   0        454   0.0%
Copot, Stephen & Olga       454   0.0%        454   0.0%   0        454   0.0%
Larmer, Steve               454   0.0%        454   0.0%   0        454   0.0%
South Bay Circuits          449   0.0%        449   0.0%   0        449   0.0%
Hodes & Pilon               442   0.0%        442   0.0%   0        442   0.0%
Huck Bourna Martin          427   0.0%        427   0.0%   0        427   0.0%
Steering Electronics        403   0.0%        403   0.0%   0        403   0.0%
United Parcel Service       402   0.0%        402   0.0%   0        402   0.0%
Karowski, Tony              400   0.0%        400   0.0%   0        400   0.0%
Taylor, Charles E.          400   0.0%        400   0.0%   0        400   0.0%
Taylor, Elizabeth           400   0.0%        400   0.0%   0        400   0.0%
Taylor, William R.          400   0.0%        400   0.0%   0        400   0.0%
PEN Computing Magazine      387   0.0%        387   0.0%   0        387   0.0%
AM Standard Circle          371   0.0%        371   0.0%   0        371   0.0%
Custom Computer             367   0.0%        367   0.0%   0        367   0.0%
Kingston Technology Inc     355   0.0%        355   0.0%   0        355   0.0%
Consolidated Freightways    349   0.0%        349   0.0%   0        349   0.0%
First Colony Life           340   0.0%        340   0.0%   0        340   0.0%
KSO Metalfab Inc            335   0.0%        335   0.0%   0        335   0.0%
Federal Insurance co.       329   0.0%        329   0.0%   0        329   0.0%
Trace Laboratories          311   0.0%        311   0.0%   0        311   0.0%
Helsey, Mulcahy & Fesler    295   0.0%        295   0.0%   0        295   0.0%
Plumbline Inc               294   0.0%        294   0.0%   0        294   0.0%
Prototec Engineering        294   0.0%        294   0.0%   0        294   0.0%
Max Group                   272   0.0%        272   0.0%   0        272   0.0%
Computer City Super Center  266   0.0%        266   0.0%   0        266   0.0%
Commonwealth Edison         256   0.0%        256   0.0%   0        256   0.0%
Miller, Eleanor             254   0.0%        254   0.0%   0        254   0.0%
Hi-Tech Hut                 231   0.0%        231   0.0%   0        231   0.0%
Assembly International      216   0.0%        216   0.0%   0        216   0.0%
Humphrey, Jerrianne         200   0.0%        200   0.0%   0        200   0.0%
Nale, David S.              200   0.0%        200   0.0%   0        200   0.0%
Pen Magazine/Pen World      197   0.0%        197   0.0%   0        197   0.0%
Cameo Container Corp        192   0.0%        192   0.0%   0        192   0.0%
Wyant, Roseda               181   0.0%        181   0.0%   0        181   0.0%
AT&T Capital Services       179   0.0%        179   0.0%   0        179   0.0%
Gamino, David & Lourdes, JT 179   0.0%        179   0.0%   0        179   0.0%
Mobile Mark, Inc.           175   0.0%        175   0.0%   0        175   0.0%
AFCO                        172   0.0%        172   0.0%   0        172   0.0%
Unick, Ervin                172   0.0%        172   0.0%   0        172   0.0%
QPS Electronics             166   0.0%        166   0.0%   0        166   0.0%
Cyrix Corp                  163   0.0%        163   0.0%   0        163   0.0%
Maxtor Corp                 158   0.0%        158   0.0%   0        158   0.0%
Pyramid Broadcasting Pub    158   0.0%        158   0.0%   0        158   0.0%
Impression Unlimited        156   0.0%        156   0.0%   0        156   0.0%
East Coast Concepts corp    152   0.0%        152   0.0%   0        152   0.0%
Omiotek Coil Spring Co      148   0.0%        148   0.0%   0        148   0.0%
Fanning Grafx               140   0.0%        140   0.0%   0        140   0.0%
SND Electronics Inc         138   0.0%        138   0.0%   0        138   0.0%
Niro Scavone Haller & Niro  137   0.0%        137   0.0%   0        137   0.0%
Chilcott, John C.           133   0.0%        133   0.0%   0        133   0.0%
American Speedy Printing    128   0.0%        128   0.0%   0        128   0.0%
Details Inc                 127   0.0%        127   0.0%   0        127   0.0%
Technology Group Inc        122   0.0%        122   0.0%   0        122   0.0%
Carlson Paint/Glass Art     116   0.0%        116   0.0%   0        116   0.0%
Huang, Nai-Yu               115   0.0%        115   0.0%   0        115   0.0%
Timmers, Sr., John C        112   0.0%        112   0.0%   0        112   0.0%
Tumilty, James R.           110   0.0%        110   0.0%   0        110   0.0%
General Electric Rental
Lease                       108   0.0%        108   0.0%   0        108   0.0%
Hague, Sidney               100   0.0%        100   0.0%   0        100   0.0%
Yoon, Joseph                100   0.0%        100   0.0%   0        100   0.0%
ANLE Paper Co.               98   0.0%         98   0.0%   0         98   0.0%
Electronic Distributor       97   0.0%         97   0.0%   0         97   0.0%
D & L Offset Lithograph      96   0.0%         96   0.0%   0         96   0.0%
Warehouse Direct             95   0.0%         95   0.0%   0         95   0.0%
AM Stock Transfer Trust      91   0.0%         91   0.0%   0         91   0.0%
Belford Electronics          91   0.0%         91   0.0%   0         91   0.0%
Cadtrack Corp                91   0.0%         91   0.0%   0         91   0.0%
Business Wire                86   0.0%         86   0.0%   0         86   0.0%
Computer Bay                 84   0.0%         84   0.0%   0         84   0.0%
KRL/Bantry Components        82   0.0%         82   0.0%   0         82   0.0%
PTC Electronics Prepress     76   0.0%         76   0.0%   0         76   0.0%
Business Machine Agent       74   0.0%         74   0.0%   0         74   0.0%
Langas, Peter                74   0.0%         74   0.0%   0         74   0.0%
Century Container Corp       71   0.0%         71   0.0%   0         71   0.0%
Perfect Image                70   0.0%         70   0.0%   0         70   0.0%
Vision Components            70   0.0%         70   0.0%   0         70   0.0%
Abdulghany, Yosu             69   0.0%         69   0.0%   0         69   0.0%
Post Modern Computing        61   0.0%         61   0.0%   0         61   0.0%
Dietrich & Associates        60   0.0%         60   0.0%   0         60   0.0%
Nalwad, Vijendra             60   0.0%         60   0.0%   0         60   0.0%
Hirose Electric USA          57   0.0%         57   0.0%   0         57   0.0%
Looi, Joan                   57   0.0%         57   0.0%   0         57   0.0%
Oce Brunning Inc             55   0.0%         55   0.0%   0         55   0.0%
Joseph Electronics           52   0.0%         52   0.0%   0         52   0.0%
Chang, Jesse C K             47   0.0%         47   0.0%   0         47   0.0%
Georgia World Congress       47   0.0%         47   0.0%   0         47   0.0%
Minute Men Press             46   0.0%         46   0.0%   0         46   0.0%
Healthcare Informatics       45   0.0%         45   0.0%   0         45   0.0%
Media Link                   45   0.0%         45   0.0%   0         45   0.0%
Chen, Ho-FA                  41   0.0%         41   0.0%   0         41   0.0%
AXON Cable Inc.              39   0.0%         39   0.0%   0         39   0.0%
Behna, Remy                  36   0.0%         36   0.0%   0         36   0.0%
Quade, Julianne M.           36   0.0%         36   0.0%   0         36   0.0%
JST Corporation              35   0.0%         35   0.0%   0         35   0.0%
Omni Computer Products       35   0.0%         35   0.0%   0         35   0.0%
Tree Town Repo Services      35   0.0%         35   0.0%   0         35   0.0%
Roseville Telephone Co       25   0.0%         25   0.0%   0         25   0.0%
United Ribbon Co             25   0.0%         25   0.0%   0         25   0.0%
Inacom FSG                   23   0.0%         23   0.0%   0         23   0.0%
Rubachem Inc                 20   0.0%         20   0.0%   0         20   0.0%
Ostrego, Michael M.          18   0.0%         18   0.0%   0         18   0.0%
Quill Corp                   18   0.0%         18   0.0%   0         18   0.0%
Abbas, Nidal                 15   0.0%         15   0.0%   0         15   0.0%
Deltnet Technology Inc       15   0.0%         15   0.0%   0         15   0.0%
Nu-Horizons Elec Corp        15   0.0%         15   0.0%   0         15   0.0%
Central Supplies             13   0.0%         13   0.0%   0         13   0.0%
Emery Worldwide              13   0.0%         13   0.0%   0         13   0.0%
Knight Protective Ind        13   0.0%         13   0.0%   0         13   0.0%
Vantage Communications       11   0.0%         11   0.0%   0         11   0.0%
Simon & Shuster              10   0.0%         10   0.0%   0         10   0.0%
Victorin Business Machine     9   0.0%          9   0.0%   0          9   0.0%
McGraw Hill Publiching        7   0.0%          7   0.0%   0          7   0.0%
Pitney Bowes Credit Corp      7   0.0%          7   0.0%   0          7   0.0%
B&H Industries                6   0.0%          6   0.0%   0          6   0.0%
Dean Witter Reynolds          5   0.0%          5   0.0%   0          5   0.0%
DHL Airway                    5   0.0%          5   0.0%   0          5   0.0%
EZI America Corp              4   0.0%          4   0.0%   0          4   0.0%
Philadelphia Depository
Trust Co                      4   0.0%          4   0.0%   0          4   0.0%
Zalud Motor Express           4   0.0%          4   0.0%   0          4   0.0%
Homann, Charles &
Delores JTWROS                3   0.0%          3   0.0%   0          3   0.0%
Lep Profit Int'l              3   0.0%          3   0.0%   0          3   0.0%
Obartuch, Wm Henry II         3   0.0%          3   0.0%   0          3   0.0%
PCS Special Interest GP       3   0.0%          3   0.0%   0          3   0.0%
TNT Skypak                    3   0.0%          3   0.0%   0          3   0.0%
John V. Carr & Sons           2   0.0%          2   0.0%   0          2   0.0%
Aspan, Robert J.              1   0.0%          1   0.0%   0          1   0.0%
Commscan                      1   0.0%          1   0.0%   0          1   0.0%
PBB USA Inc                   1   0.0%          1   0.0%   0          1   0.0%
Peace International           1   0.0%          1   0.0%   0          1   0.0%
Tape Products                 1   0.0%          1   0.0%   0          1   0.0%
Tobias, Eli                   1   0.0%          1   0.0%   0          1   0.0%
                     ----------        ----------            ----------
                     27,775,336        27,720,179            27,775,336

                                 LEGAL MATTERS

Certain legal matters with respect to the validity of the common stock offered hereby have been passed upon for the Company by Rieck and Crotty, P.C., Chicago, Illinois. Rieck and Crotty , P.C. owns 2,000 Shares of Common Stock and the Rieck and Crotty, P.C. Profit Sharing Plan owns 5,000 Shares of Common Stock.
                                    EXPERTS

The audited financial statements of the Company included in this Prospectus and appearing in registration statement, have been by Arthur Andersen LLP independent public accountants. Their reports thereon appear elsewhere herein and in the registration statement, and are included in reliance upon the authority of such firm as experts in giving said reports.

                          INDEX TO FINANCIAL STATEMENTS

      Report of Independent Public Accountants

F-2 Debtor-in-Possession Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996 (Unaudited)


F-3 Debtor-in-Possession Statements of Operations for the Years Ended December 31, 1993, 1994 and 1995 and the Six Months Ended June 30, 1995 (Unaudited) and June 30, 1996 (Unaudited)



F-4 Debtor-in-Possession Statements of Stockholders' Equity (Deficit) for the Years Ended December 31, 1993, 1994 and 1995 the Six Months Ended June 30, 1996 (Unaudited)



F-5 Debtor-in-Possession Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and 1995 and the Six Months Ended June 30, 1995 (Unaudited) and June 30, 1996 (Unaudited)



F-6   Notes to Financial Statements


                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and
Shareholders of
Dauphin Technology, Inc.:

We have audited the accompanying debtor-in-possession balance sheets of DAUPHIN TECHNOLOGY, INC. (an Illinois corporation) as of December 31, 1994 and 1995, and the related debtor-in-possession statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dauphin Technology, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced significant recurring losses from operations, and has a net capital deficiency of $50,910,187 at December 31, 1995. In addition, as described in Note 2 to the accompanying financial statements, in January, 1995, the Company filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. These matters, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters, including a Plan of Reorganization, are also described in Note 2. In the event a Plan of Reorganization is accepted, continuation of the business thereafter is dependent on the Company's ability to achieve successful future operations. The accompanying financials do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.


ARTHUR ANDERSEN LLP

Chicago, Illinois,
March 15, 1996

                            DAUPHIN TECHNOLOGY, INC.

                             (debtor-in-possession)

                                  BALANCE SHEETS

                                          December 31,           June 30,
                                      1994           1995          1996
                                                               (unaudited)
CURRENT ASSETS:                        [C]            [C]           [C]
Cash                                  $  -      $   92,604     $  374,260
Accounts receivable-
Trade                               44,676           5,791          9,336
Other (Note 2)                           -         167,266            312
Prepaid Expenses                         -               -          9,189
Inventory, net                     113,786          91,142      2,665,072
                              ------------    ------------   ------------
Total current assets               158,462         356,803      3,058,169
PROPERTY AND EQUIPMENT, net
of accumulated depreciation
of $78,537, $78,516 and
$92,583 (unaudited) at
December 31, 1994, 1995
and June 30, 1996
respectively                       139,632          69,690         93,169
                              ------------    ------------   ------------
Total assets                    $  298,094      $  426,493  $   3,151,338
                                 =========       =========      =========
LIABILITIES NOT SUBJECT TO COMPROMISE-CURRENT LIABILITIES:
Accounts payable and
accrued expenses                      $  -      $  252,228     $  142,214
Short-term borrowings                    -         759,947              -
Bank overdraft                       1,299               -              -
                              ------------    ------------   ------------
Total liabilities not
subject to compromise-
current liabilities                  1,299       1,012,175        142,214
                              ------------    ------------   ------------
LIABILITIES SUBJECT TO COMPROMISE:

Accounts payable                11,186,395      11,186,395              -
Short-term borrowings               46,500          46,500              -
Accrued purchase commitment     32,977,790      32,977,790              -
Accrued liabilities                617,898         617,898              -
Debentures payable                 317,500         317,500              -
Advances from related
parties (Note 11)                  208,422         208,422              -
Claim payable                    4,970,000       4,970,000              -
                              ------------    ------------   ------------
Total liabilities
subject to compromise           50,324,505      50,324,505              -
                              ------------    ------------   ------------
COMMITMENTS AND CONTINGENCIES (Note 10)

SHAREHOLDERS' EQUITY (DEFICIT):

Preferred stock, $.01 par
value, 10,000,000 shares
authorized but unissued                  -               -              -
Common stock, $.001 par
value, 100,000,000 shares
authorized; 14,408,354
shares issued and outstanding
at December 31, 1994 and
1995, and 29,015,496
shares outstanding at
June 30, 1996 (unaudited)           14,408          14,408         29,015
Paid-in capital                  5,232,597       5,144,932     21,490,325
Accumulated equity deficit     (55,274,715)    (56,069,527)   (18,510,216)
                              ------------    ------------   ------------
Total shareholders'
equity (deficit)               (50,027,710)    (50,910,187)     3,009,124
                              ------------    ------------   ------------
Total liabilities and
shareholders' equity (deficit)  $  298,094      $  426,493  $   3,151,338
                                 =========       =========      =========
    The accompanying notes are an integral part of these balance sheets.

                            DAUPHIN TECHNOLOGY, INC.

                            (debtor-in-possession)

                            STATEMENTS OF OPERATIONS

                    Years Ended December 31,      Six Months Ended June 30,
                     1993       1994       1995         1995          1996
                                                    (unaudited)   (unaudited)
REVENUES-sales of
computers and
accessories, net        [C]          [C]         [C]       [C]         [C]
(Notes 1, 2 and 3) $23,560,986    $9,603,021   $183,083  $147,913     $23,154
COST OF SALES       22,004,922    47,867,060     93,852    74,853      12,655
                   -----------   -----------  --------- ---------    --------
Gross profit (loss)  1,556,064   (38,264,039)    89,231    73,060      10,499

SELLING, GENERAL
AND ADMINISTRATIVE
EXPENSES             3,436,276     4,953,588    681,335   231,848     320,533
RESEARCH AND

DEVELOPMENT EXPENSE  1,402,801       937,029     22,388         -           -

LITIGATION SETTLEMENT        -     4,934,985         -          -           -

INTEREST EXPENSE       115,142        82,943         -          -           -
                   -----------   ----------- ---------   --------   ---------
Loss before
reorganization items,
income taxes and
extraordinary item  (3,398,155)  (49,172,584) (614,492)  (158,788)   (310,034)

REORGANIZATIONAL ITEMS:
Professional fees            -             -    180,320    79,751     196,028
                      ----------- -----------  --------  --------   ---------
Loss before income
taxes and
extraordinary item  (3,398,155)  (49,172,584)  (794,812) (238,593)   (506,062)
INCOME TAXES (Note 9)        -             -          -         -           -
EXTRAORDINARY ITEM
net of income
taxes of $0                  -             -          -         -   38,065,373
                   -----------   -----------  ---------  --------   ----------
Net Income(loss)   $(3,398,155) $(49,172,584) $(794,812)$(238,593) $37,559,311

EARNINGS PER COMMON SHARE

Income(Loss)
Before extraordinary
item                     (0.24)        (3.41)     (0.06)    (0.01)     (0.03)
Extraordinary item           -             -          -         -       1.98
                   -----------  ------------  --------- --------- -----------
Income(Loss)
per common share        ($0.24)       ($3.41)    ($0.06)   ($0.01)     $1.95


      The accompanying notes are an integral part of these statements.

                            DAUPHIN TECHNOLOGY, INC.

                             (debtor-in-possession)

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                          Common Stock       Paid-in   Accumulated
                       Shares     Amount     Capital     Deficit       Total
BALANCE, December        [C]        [C]        [C]         [C]          [C]
31, 1992             13,570,901  $13,571  $3,352,772  $(2,703,976)   $662,367
Exchange and
conversion
of warrants
outstanding             413,380      413     431,757            -     432,170
Issuance of common
stock                   424,073      424   1,218,259            -   1,218,683
Contribution of
capital by
shareholder                   -        -      88,168            -      88,168
Compensatory effect
of stock options
granted, net                  -        -     146,618            -     146,618
Net gain(loss)                -        -           -   (3,398,155) (3,398,155)
                     ---------- --------  ----------   ----------  ----------
BALANCE, December
31, 1993             14,408,354   14,408   5,237,574   (6,102,131)   (850,149)
Contribution of
capital by shareholder        -        -      93,132            -      93,132
Reverse accumulated
compensatory effect
of stock options
granted, net                  -        -     (98,109)           -     (98,109)
Net gain(loss)                -        -           -  (49,172,584)(49,172,584)
                     ---------- --------  ----------   ----------  ----------
BALANCE, December
31, 1994             14,408,354   14,408   5,232,597  (55,274,715)(50,027,710)
Reverse accumulated
compensatory effect
of stock options
granted, net                  -        -     (87,665)           -     (87,665)
Net gain(loss)                -        -           -     (794,812)   (794,812)
                     ----------  -------  ----------   ----------  ----------
BALANCE, December
31, 1995             14,408,354   14,408   5,144,932  (56,069,527)(50,910,187)
Issuance of Common
Stock in
Connection with:
Private Placement
(unaudited)             357,142      357     399,643            -     400,000
Purchase of Inventory
(unaudited)           2,600,000    2,600   2,909,400            -   2,912,000
Bankruptcy Conversion
(unaudited)          11,650,000   11,650  13,036,350            -  13,048,000
Net Income(loss)
for the Period
(unaudited)                   -        -           -   37,559,311  37,559,311
                     ---------- --------  ----------   ----------  ----------
BALANCE, June 30,
1996 (unaudited)     29,015,496 $ 29,015 $21,490,325 $(18,510,216) $3,009,124

      The accompanying notes are an integral part of these statements.

                              DAUPHIN TECHNOLOGY, INC.

                               (debtor-in-possession)

                              STATEMENTS OF CASH FLOWS


                        Years Ended December 31,     Six Months Ended June 30,
                        1993      1994      1995          1995       1996
CASH FLOWS FROM OPERATING ACTIVITIES:                 (unaudited) (unaudited)
                        [C]          [C]         [C]        [C]        [C]
Net income(loss) $ (3,398,155) $(49,172,584) $(794,812) $(238,539) $7,559,311
Noncash items included in net loss-
Loss on
disposition
of property
and equipment               -       434,874     41,053          -           -
Depreciation and
amortization          571,149       710,516     39,698     30,000      14,067
Extraordinary item          -             -          -          - (38,065,373)
Compensatory effect
of stock
options earned        146,618       (98,109)   (87,665)   (87,665)          -
Changes in-
Accounts receivable  (104,079)    4,590,050   (128,381)    32,868      (3,545)
Inventory, net     (8,337,512)    8,527,314     22,644     57,511      10,197
Prepaid software
and other
current assets       (728,773)    1,255,499          -     (1,667)     (9,189)
Other assets           (3,650)       40,951          -          -     166,945
Bank overdraft              -         1,299     (1,299)    (1,299)          -
Accounts payable,
accrued expenses
and claims payable 10,649,343    34,416,231    252,228    206,055    (110,015)
Net cash provided
by (used for)
operating
activities         (1,205,059)      706,041   (656,534)   (2,736)    (437,602)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of
equipment and
furniture, net       (284,898)      (53,116)   (10,809)        -     (37,546)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease)
in short-
term borrowing        350,495      (615,941)   759,947   169,000     356,804
Contribution of
capital by
shareholders                -        93,132          -         -           -
Proceeds from
issuance of
common shares       1,095,853             -          -         -     400,000
Advances from
(payments to)
related parties,
net                   (83,196)     (164,260)         -         -          -
Net cash provided
by (used in)
financing
activities          1,363,152      (687,069)   759,947   169,000    756,804
NET CHANGE IN CASH   (126,805)      (34,144)    92,604   166,264    281,656
CASH, beginning
of year               160,949        34,144          -         -     92,604
CASH, end of year  $   34,144         $   -   $ 92,604 $ 166,264  $ 374,260

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid      $  111,816     $  82,943       $  -      $  -       $  -
Income taxes paid           -             -          -         -          -
Reorganization costs paid   -             -    180,320         -    165,670

NONCASH TRANSACTIONS:
Common stock
issued in
payment of-
Accounts payable    $  400,000         $  -      $   -      $  -      $  -
Notes payable          155,000            -          -         -         -
Contributed common
stock used
for payment of
accounts payable        88,168            -          -         -         -
Stocks for
inventory exchange           -            -          -         - 2,584,127

     The accompanying notes are an integral part of these statements.

                           DAUPHIN TECHNOLOGY, INC.

                            (debtor-in-possession)

                        NOTES TO FINANCIAL STATEMENTS

(Data with respect to six months ended June 30, 1995 and 1996 are unaudited)

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION:

Dauphin Technology, Inc. (the "Company") was founded to design, manufacture and market mobile computing systems, including laptop, notebook, handheld and pen-based computers, components and accessories. Historically, the Company marketed directly and through other distribution channels to both the commercial and government market segments.

In the opinion of management, the financial statements for the six month period ended June 30, 1995 and 1996 are presented on a basis consistent with the audited financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of results for the full year.

Basis of Presentation

On January 3, 1995, the Company filed petitions for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the Northern District of Illinois Eastern Division. During 1995, the Company operated under Chapter 11 and without an approved Plan of Reorganization.

The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern that presume the realization of assets and the settlement of liabilities in the ordinary course of business, rather than through a process of forced liquidation.
Accordingly, the statements do not purport to present the realizable values of all assets or the settlement amounts of all liabilities.

Under Chapter 11, certain claims against the Company in existence prior to the filing of the petitions for relief under the federal bankruptcy laws are stayed while the Company continues business operations as debtor-in-possession. These claims are reflected in the December 31, 1995 and 1994, balance sheets as "liabilities subject to compromise." Additional claims (liabilities subject to compromise) may arise subsequent to the filing date resulting from rejection of executory contracts, including leases, and from the determination by the court (or agreed to by parties in interest) of allowed claims for contingencies and other disputed amounts. The ultimate settlement amount of these claims could differ from the reported amounts.

2.	LIQUIDITY:

1994 Events

For the year ended December 31, 1994, the Company had a net loss of $49,172,584. Of this loss, $32,977,790 was the result of accruing a purchase commitment to an equipment manufacturer (see Note 3), $4,934,985 was the result of the settlement of a claim against the Company (see Note 4), $1,712,959 was the result of a write-down of inventory, $672,000 from the write-down of prepaid software costs and $435,000 was the result of bad debts. Historically, operating deficiencies were funded with capital contributions, debt financing and sale of common stock and subordinated debentures. During the current year, the Company was unable to use these conventional methods of financing and, on April 4, 1994, the Company signed a series of agreements ("Restructuring Documents") (see Note 3) with its equipment manufacturer. These documents allowed the Company to sell equipment and use the proceeds to fund its operations and delay the payment to the equipment manufacturer. They also allowed the equipment manufacturer to sell excess inventory in its possession and to recall unsold inventory in the Company's possession. During the third quarter, the equipment manufacturer sold 13,500 units of DTR-1 at prices far below the Company's cost. Of these units, 11,000 were from the equipment manufacturer's excess inventory and 2,500 were recalled from the Company. This transaction created a serious problem for the Company since it reduced its inventory of DTR-1 units to 800 units and established a new market price for these units far below the Company's cost.

In July of 1994, the Company introduced the DTR-2. This product improves upon the DTR-1 but is still a vertical market product, which means the sales cycle is long and sales, if any, will be application specific. The Company was able to have manufactured a small number of preproduction units. These units were either used as test units to debug the product or sold as trial units.

During the fourth quarter, the Company sold the majority of its finished goods inventory but was unable to generate enough cash flow to meet its operating expenses. It was also unable to meet its obligations under the "Restructuring Documents", its obligations under the claim settlement agreement and its obligation to retire the debentures.

On December 31, 1994, the Company had a cash deficit and less than $160,000 of accounts receivable and inventory.

1995 Events

On January 3, 1995, the Company filed a petition for relief under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois Eastern Division. During 1995, the Company operated under Chapter 11 and without an approved Plan of Reorganization.

On January 19, 1995, the Court entered an order authorizing the Company to use International Business Machines Corporation's ("IBM") cash collateral pursuant to the terms set forth in the order. Despite its continued use of 100% of the cash collateral, the Company did not have sufficient funds to continue operations or to proceed with its reorganization. On March 31, 1995, all employees were terminated and all remaining assets were put in storage while the Company pursued potential debtor-in-possession financing. In an attempt to save the Company, Technology Partners L.L.C. ("TPL") purchased IBM's claim.

On June 20, 1995, the Court entered an order approving an employment agreement between the Company, Alan Yong, its majority shareholder, Kevin Koy and Andy Kandalepas. The terms of the employment agreement are as follows:

Term--One year with automatic successive one-year renewals unless either party gives one month prior written notice of an intention not to renew.

Compensation--Annual rate of $70,000 for the first three months, increasing to an annual rate of $150,000 in the fourth month. The Company granted Yong options to purchase 700,000 shares of stock at $0.75 a share. These options may be exercised 12 months from the time they are registered.

Purchase Inventory from Executive--The Company will purchase inventory valued at $50,000 over a five-month period at $10,000 per month.

Executive's Stock--Mr. Yong and his family transferred 8,000,000 shares of the Company's stock to the designee of TPL pursuant to certain transfer provisions. As of July 15, 1995, all the transfer provisions had been met and the shares have been transferred. After this transaction, there is a change in control of the Company.

On October 11, 1995, the Company, TPL, the directors, officers and employees of both organizations, including but not limited to Kevin Koy and Andrew Kandalepas as guarantors and Alan Yong entered into a settlement and general release of the above employment agreement. Alan Yong was in possession of certain assets of the Company with an approximate cost of $60,000. As part of the consideration for this agreement, the Company grants title to and conveys ownership of the equipment currently held by Yong to Yong.

On July 10, 1995, the Bankruptcy Court entered an Order approving debtor-in-possession financing between the Company and TPL. The terms of the facility are as follows:

General Terms--TPL will make available for the Company's use from time to time during the term, loans not to exceed $400,000, in the aggregate, to be used by the Company for general working capital purposes.

Interest--11% per annum for actual days elapsed on a 360-day year basis. Interest shall be paid monthly. After a continuing event of default, the interest rate shall be equal to 14%.

Term--12 months.

Security--All assets and tangible and intangible property of the Company.

On November 16, 1995, the Bankruptcy Court entered an Interim Order approving additional debtor-in-possession financing between the Company and TPL. The terms of the facility are as follows:

General Terms--TPL will make available for the Company's use from time to time during the term, loans not to exceed $150,000, in the aggregate, to be used by the Company for general working capital purposes.

Interest--11% per annum for actual days elapsed on a 360-day year basis. Interest shall be paid monthly. After a continuing event of default, the interest rate shall be equal to 14%.

Term--12 months.

Security--All assets and tangible and intangible property of the Company.

On November 30, 1995, the Bankruptcy Court entered an Interim Order approving debtor-in-possession financing between the Company and Kandila Investments Ltd. The terms of the facility are as follows:

General Terms--Kandila Investments Ltd. will make available for the Company's use from time to time during the term, loans not to exceed $500,000, in the aggregate, to be used by the Company for general working capital purposes.

Interest--11% per annum for actual days elapsed on a 360-day year basis. Interest shall be paid monthly. After a continuing event of default, the interest rate shall be equal to 14%.

Term--All loans together with interest accrued thereon under the Facility shall be due and payable upon the earlier of (a) the date upon which any the LLC's debtor-in-possession loans to the debtor become due, (b) upon the occurrence of an event of default hereunder or (c) an entry of an order of the Bankruptcy Court that confirms a Plan of Reorganization in the debtor's Chapter 11 case.

Security--All assets and tangible and intangible property of the Company subject to the prior claims of TPL.

Subsequent Events

On January 16, 1996, the Company's counsel filed motions with the Bankruptcy Court to retrieve all funds mistakenly paid to professional advisors of TPL, Kevin Koy and Russ Felker, and to terminate the employment agreements with Messrs. Koy and Felker. In addition, the motions sought to terminate a letter of intent and related employment and stock incentive agreements related to a proposed purchase of Cormark, Inc., an Illinois corporation engaged in the manufacture and sale of point of purchase displays and controlled by John Prinz. Return of a $60,000 deposit made to Cormark in anticipation of the proposed purchase was also requested. Pursuant to the motions, all employment and incentive agreements, as well as the letter of intent to purchase Cormark, Inc., were terminated. The $60,000 deposit was returned to the Company and an additional $107,000 in mistaken payments was recovered, and Messrs. Koy, Felker and Prinz resigned from the Company as Directors. Mr. Koy terminated all capacities with TPL and release all ownership interests in TPL.

On February 6, 1996, the Company entered into an agreement with Victor Baron, Savely Burd and Interactive Controls, Inc., an Illinois corporation ("Intercon"). Intercon has developed and is the owner of a business plan (the "Intercon Business Plan") for the development, production, sale and installation of miniature computers for industrial control and operation. Under the terms of the agreement ("the Intercon Agreement"), the Company acquired the rights to the Intercon Business Plan. Under the Intercon Agreement, the Company hired Baron to act as the Company's chief operating officer and president of the Company's new "Intercon Division" and it hired Burd to act as its chief financial officer.

Under the terms of the Intercon Agreement, in addition to an annual salary and bonus which will be paid to Baron and Burd, Intercon will be entitled to receive certain shares of the reorganized Company's stock as payment for the transfer to the Company of the Intercon Business Plan and Intercon's other assets. The Intercon Agreement provides that commencing upon the plan effective date and thereafter during the balance of the term of the agreement, Intercon (or its successors) will be issued certain shares of the Company's common stock (the "Asset Acquisition Shares") determined as follows:

Subject to the adjustment procedures set forth below, during the term, Intercon will receive:

a. One million Asset Acquisition Shares the first fiscal year in which the Company realizes aggregate gross revenue of $5 million (determined by reference to the Company's year-end financial statements which shall be prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis).

b. Two hundred thousand Asset Acquisition Shares for each additional $1 million in gross sales realized by the Company in excess of $5 million and less than the aggregate of $10 million in a single fiscal year (determined by reference to the Company's year-end financial statements which shall be prepared in accordance with GAAP applied on a consistent basis). Intercon's right to receive Asset Acquisition Shares under the provisions of this Paragraph b. shall terminate when the aggregate number of Asset Acquisition Shares issued to Intercon under the provisions of this Paragraph b. equals one million.

c. After Intercon has received the Asset Acquisition Shares called for in Paragraphs a. and b. above, but not prior thereto, .25 Asset Acquisition Shares for each dollar in net earnings before taxes which the Company realized (determined by reference to the Company's year-end financial statements which shall be prepared in accordance with GAAP applied on a consistent basis).

Notwithstanding the forgoing, Intercon will not receive Asset Acquisition Shares which would result in Intercon and/or employees holding, in the aggregate, in excess of 25% of the total of the Company's outstanding shares of common stock as of the plan effective date on a fully diluted basis.

On July 31, 1995, the Company filed a Preliminary Plan of Reorganization and Related Disclosure Statement. On October 3, 1995, the Company and TPL filed the First Amended Joint Plan of Reorganization. And on February 14, 1996, the Company filed the Second Amended Plan of Reorganization. Under this plan, the creditors/equity holders were assigned to one of nine classes. The distribution under the proposed plan to each class is as follows:

Class 1--Postpetition Administrative Claims--To be paid in full on the effective date.

Class 2--Priority Tax Claims--To be paid in full with 9% interest in monthly payments.

Class 3--Nontax Priority Claims--To be paid in full on the effective date.

Class 4--Prepetition Claims of TPL and IBM--Will receive 6,450,000 shares of the debtor's stock upon the effective date.

Class 5--Postpetition Claims of TPL and Kandila--Will receive 4,200,000 shares of the debtor's stock on the effective date.

Class 6--Claims of Wong's Electronics--Will, along with Class 8 creditors, receive a prorated share of 750,000 shares of the debtor's stock on the effective date.

Class 7--Claims Under Expressed or Implied Warranties--Will receive 10% discount certificates upon the effective date.

Class 8--Claims Unsecured Creditors Not Otherwise Classified Under the Plan-- Will, along with Class 6 creditors, receive a prorated share of 750,000 shares of the debtor's stock on the effective date.

Class 9--Equity Interest of Debtor's Shareholders--Will retain their shares of the debtor's stock.

If the plan is approved, the Company will be issued an additional 11,400,000 shares of its common stock.

The alternative to the plan as proposed would be the liquidation of the debtor's assets by the Chapter 11 trustee or, in the event of the conversion of the Chapter 11 case to a Chapter 7 case, the liquidation of the debtor's assets by an appointed or elected Chapter 7 trustee. The debtor believes that, in the event of such liquidation, 100% of the proceeds of such liquidation would be distributed to TPL and Kandila and no distribution whatsoever would be received by any other creditors or any of the debtor's equity holders.

With the debtor-in-possession financing which the Company procured from TPL and Kandila, the Company currently has sufficient funds on hand to fund its immediate cash needs. The plan contemplates that, in addition to the stock to be issued under the plan, the Company will register 16 million shares which will be held by the Company for future business operations and growth. It is contemplated that these registered shares may be offered to the public after the company completes the contemplated registration of all of the Company's stock, which the Company anticipated may take up to nine months after the effective date to complete. In the interim, as and to the extent needed and provided the Company obtains any authorization required from the Bankruptcy Court, the Company may enter into additional borrowings with TPL and Kandila, on terms substantially similar to the Company's prior borrowings from them. The Company believes that the funds it currently has on hand, when coupled with its anticipated operating profits, the additional funds it may borrow from TPL and/or Kandila in the future, and the funds that the Company may be able to raise through the offering of the above described registered shares to the public at the end of the registration process will provide sufficient fund for the Company to fund its operations and complete its reorganization.

3.	RESTRUCTURING DOCUMENTS:

On April 4, 1994, the Company signed the Restructuring Documents defining a payment schedule and a method of handling the Company's commitments under open purchase orders with IBM. The Restructuring Documents include a Promissory Note, Sales Agreement, Lockbox "A" Agreement, Lockbox "B" Agreement and a Security Agreement.

The terms of the Promissory Note required weekly payments to start on November 25, 1994. The Company was unable to make these payments and, as of December 31, 1994, the Company was in default on these Restructuring Documents.

These agreements and the Promissory Note were acquired from IBM by Technology Partners L.L.C. (see Note 2).

4.	LITIGATION SETTLEMENT:

In March, 1991, LMC Viktron Limited Partnership ("LMC") filed a complaint against the Company and Alan Yong in the Circuit Court of DuPage County, Illinois. The complaint demanded $2,996,646 for a breach of an alleged "cost plus" manufacturing agreement for several models of the Company's laptop computers, principally the LapPro and the Dauphin 2000. The Company and Yong claimed in a counterclaim that they incurred substantial damages as the result of LMC's breach of the manufacturing agreement and breach of the warranty for failure to manufacture working, marketable machines.

LMC, the Company and Yong reached an out-of-court settlement on September 21, 1994. The general terms and conditions of the settlement are as follows:

a.	Defendant Dauphin agreed to pay plaintiff LMC the negotiated sum of one million dollars ($1,000,000) in accordance with the terms of this settlement order.

b.	That, plaintiff LMC will take no action to execute or satisfy this debt as long as payments are being made as aforesaid or unless a bankruptcy or reorganization petition is filed by or against defendant Dauphin. In the event of a default in the negotiated sum and failure to cure said default within seven (7) days after notice to defendant Dauphin, then plaintiff LMC shall be entitled to entry of a judgment in the amount of five million dollars ($5,000,000), less credit for payments received.

The Company was unable to make the January 1, 1995, payment and declared Chapter 11 bankruptcy before it could cure this default within seven days. Since the Company filed for Chapter 11 bankruptcy, the entire $5,000,000 judgment was recorded in these financial statements.

5.	SUMMARY OF MAJOR ACCOUNTING POLICIES:

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue on the sale of computers and accessories upon delivery and the expiration of certain return provisions, if applicable.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) basis.
Inventory consists of the following at:

                                     December 31          June 30  1996
                                  1994         1995        (unaudited)
Finished goods              $   74,848        $   -              $   -
Computer accessories,
components and supplies      1,641,786      111,731          2,685,661
                             ---------      -------          ---------
                             1,716,634      111,731          2,685,661
Less- Reserve for
obsolescence                (1,602,848)     (20,589)           (20,589)
                             ---------      -------          ---------
                            $  113,786     $ 91,142       $  2,665,072

The majority of the computer accessories, components and supplies relate to product lines that were discontinued in 1994; accordingly the Company reserved for these items as of December 31, 1994.

The increase in net inventory on June 28, 1996 is attributable to an agreement with Technology Partners, L.L.C. to purchase inventory in their possession which they received when they purchased the secured claim from IBM on May 31, 1995. The inventory ($2,912,000) was recorded at fair market value in conformity with generally accepted accounting principles. (See "STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)", "BALANCE, December 31, 1995", Column "Paid-in Capital" Page F-5). Technology Partners, LLC received 2,600,000 shares of common shares which placed the per share price at $1.12. The nature of the inventory consisted of raw materials for future use in production of DTR-2 and other raw materials.

Prepaid Software Costs

The Company capitalizes all minimum royalty payments under software licensing agreements based on a fixed payment schedule. Additionally, the Company capitalizes costs related to the modification of certain software used in the Company's products. These costs are charged to cost of sales upon the shipment of product. At December 31, 1994, the Company had minimal finished goods in inventory and no means of obtaining additional finished goods. For this reason, all prepaid software costs were expensed during 1994.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided using straight-line methods over the estimated lives of the related assets, which range between two and seven years. The estimated lives of certain equipment such as tooling and evaluation units depends upon the product life of the related computers. Since the bulk of this equipment was for product lines that were discontinued in 1994, this equipment was written off during 1994.

Research and Development

Costs incurred in connection with research and development are expensed as they are incurred.

Income (Loss) Per Common Share

Income(Loss) per common share is calculated based on the monthly weighted average number of Common Shares outstanding which were 14,408,354 for the period June 30, 1995, and 19,277,401 for the six month period June 30, 1996. Also, weighted average number of Common Shares at December 31, 1993, 1994, and 1995 were 14,137,100, 14,408,354, and 14,408,354, respectively.

6.	SHORT-TERM BORROWINGS:

Short-term borrowings consist of the following at:

                                      December 31,      June 30, 1996
                                    1994          1995   (unaudited)
Debtor-in-possession
per July 10, 1995,
order (Note 2)                     $   -      $400,000           $ -
Debtor-in possession per
November 16, 1995,
interim order (Note 2)                 -       150,000             -
Debtor-in-possession per
November 30, 1995,
interim order (Note 2)                 -       209,947             -
Unsecured, non-interest-
bearing demand note
payable to individual             46,500        46,500             -
                                 -------       -------      --------
Total notes payable              $46,500      $806,447           $ 0
                                ========      ========      ========

7.	DEBENTURES PAYABLE:

During 1991, the Company authorized the issuance of 333,333 shares of common stock and $500,000 of 12% subordinated debentures in a private placement.
Upon completion of this offering, 212,000 shares and $317,500 debentures were sold. The principal amount of the debentures matures on December 31, 1994. Interest at 12% per annum is payable on December 31 and July 1 of each year, beginning January 1, 1992. The Company did not pay the interest which was due on July 1, 1994, and December 31, 1994, nor did it retire these debentures on the maturity date. The Company is in default on these debentures. As of the Plan of Reorganization confirmation these Debentures have been converted to Common Stock of the Company.

8.	INCOME TAXES:

A reconciliation of the income tax expense on income before extraordinary item per the U.S. federal statutory rate to the reported income tax expense follows:

                        Years Ended December 31,    Six Months Ended June 30
                      1993        1994        1995       1995       1996
                                                     (unaudited)(unaudited)
U.S. federal
statutory rate
applied to pretax
income          $(1,155,373) $(16,718,679) $(270,236)  $(81,103)   $172,061
Permanent
differences
and adjustments      65,538        10,020       (153)      (153)          -
Tax assets and
net operating
loss carryforwards
not recognized
for financial
reporting purposes
(changes in valuation
allowances)       1,089,835    16,708,659    270,389     81,256    (172,061)
                 ----------    ----------  ---------  ---------  ----------
Income tax
provision               $ -          $  -        $ -        $ -         $ -
                 ==========    ==========  =========   ========   =========

The Company had generated deferred tax assets as follows:

                                        December 31,             June 30,
                                     1994            1995          1996
Gross deferred tax assets-                                     (unaudited)
Net operating loss (NOL)
carryforward                   $14,412,296     $17,149,842     $ 17,655,904

Reserves for warranty items
and inventory obsolescence       1,528,000          20,589           20,589
Accrual for officer's salary       385,414         385,414                -
Commitment payable              32,977,790      32,977,790                -
Litigation reserve               4,970,000       4,970,000                -
Other timing differences           434,874               -                -
                                ----------      ----------        ---------
                                54,708,374      55,503,635       17,676,493
Current federal
statutory rate                          34%             34%              34%
Deferred tax assets             18,600,847      18,871,236        6,010,008
Less- SFAS 109 valuation
allowance                      (18,600,847)    (18,871,236)      (6,010,008)
Net deferred tax asset                $  -            $  -             $  -

Deferred income taxes include the tax impact of NOL carryforwards.
Realization of these assets, as well as other assets listed above, is contingent on future taxable earnings by the Company. In accordance with the provisions of SFAS 109, a valuation allowance of $(18,600,847) and $(18,871,236) at December 31, 1994 and 1995, respectively, has been applied to these assets. During 1995, there was an ownership change in the Company as defined under Section 382 of the Internal Revenue Code of 1986, which adversely affects the Company's ability to utilize the NOL carryforward.

9.	OPTIONS:

In March, 1992, the Board of Directors of the Company adopted and the shareholders of the Company subsequently approved the 1992 Stock Option Plan (the "Plan"). The Plan provides for the availability of an aggregate of 1,500,000 shares of the Company's common stock for issuance to eligible employees at not less than 85% of the market value of the stock, as determined by the Board of Directors. The Plan is administered by a Stock Option Committee (the "Committee"), which consists of the Board of Directors.

Options issued under the Plan vest over a period of time based on the year of issuance, as stated in the Plan. Compensation expense associated with these options totaled $146,618, $(98,109) and $(87,665) for 1993, 1994 and 1995,
respectively, and is included in selling, general and administrative expenses.

The following table contains information on stock options:


                            1 9 9 4                    1 9 9 5
                                Average Option                Average Option
                     Shares    Price Per Share    Shares    Price Per Share
Outstanding,
beginning
of year              500,936             $5       121,083            $5
Granted during
the year           1,115,000              -             -             -
Exercised
during
the year                   -              -             -             -
Canceled during
the year            (593,130)            (2)     (121,083)           (5)
Outstanding, end
of year            1,022,806             $1             -          $  -
Exercisable, end
of year              121,083             $5             -          $  -

During 1994 and 1995, certain employees were terminated from the Company. Options granted to these employees (121,083 in 1995 and 593,130 in 1994) expired due to the terminations and related compensation expense previously recognized was reversed in the 1994 and 1995 statement of operations.

10.	COMMITMENTS AND CONTINGENCIES:

Numerous suppliers have claims against the Company for amounts owed. Since the Company filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code on January 3, 1995, the final amount paid to vendors, including the landlord and other suppliers with claims, will be determined by the reorganization plan to be completed by the Company and submitted for approval by the Bankruptcy Court.

11.	RELATED-PARTY TRANSACTIONS:

Manufacturing and Maintenance Systems, Inc. ("MMS"), a company wholly owned by Alan and Lucy Yong has made advances to, and payments on behalf of, the Company from time to time. Amounts due to MMS related to these advances, net of amounts repaid, are approximately $208,422 at December 31, 1995 and 1994, respectively, and are payable upon demand and do not accrue interest.
Pursuant to the Company's Plan, amounts payable to MMS were converted in exchange for shares of common stock.

12.	EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF AUDITORS' REPORT:

Emergence from Bankruptcy On July 23, 1996 the District Court of Northern Illinois approved the implementation of Dauphin's Third Amended Plan of Reorganization and discharged the Company as Debtor-in-Possession. This closed Dauphin's bankruptcy proceedings. As of June 30, 1996, the plan was considered confirmed or all material conditions precedent to the plan's becoming binding were resolved, pursuant to paragraph 35 of SOP 90-7 and, as such the reporting principles of SOP 90-7 were applicable.

The Company issued the 11,650,000 shares of its common stock pursuant to the Plan. This has effectively converted all pre-petition credit holders to equity holders. Each present equity holder's position has been diluted since additional shares of stock have been issued. Shareholder's Equity - Common Stock and Paid-in-Capital and the Extraordinary Item reflect the consequence of issuance of additional shares in exchange for the debt at $1.12 per share.

Private Placement On April 19, 1996, TPL commenced a private placement of certain 9% unsecured promissory notes convertible into Dauphin shares at $1.12 per share. In connection with this private placement, the Company received $995,407 in conversion and exchange for 888,757 shares by the end of August 1996. As of the Second Quarter Period Ending, June 30, 1996, conversion resulted in the issuance of 357,142 shares (See STATEMENTS OF CASH FLOWS, Proceeds from issuance of common shares).

No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

------------

TABLES OF CONTENTS
Available Information                           4
Prospectus Summary                              5
The Company                                     5
The Registration                                6
Summary Financial Information                   7
Use of Proceeds                                 8
Dilution                                        8
Risk Factors                                    8
Recent Events                                  12
Market Price of Common Stock
and Dividend Policy                            13
Selected Financial Data                        14
Management's Discussion and Analysis of
Financial Condition and Results of
Operations                                     15
Business                                       19
Description of Property                        23
Management                                     23
Executive Compensation                         25
Principal Stockholders                         29
Voting Rights of Control Persons               31
Description of Capital Stock                   32
Share Transfer Restrictions                    33
Selling Stockholders and
Plan of Distribution                           35
Legal Matters                                  46
Experts                                        46
Index to Financial Statements                 F-1



                             27,720,179 COMMON SHARES

                             DAUPHIN TECHNOLOGY, INC.


                                  COMMON STOCK
                               $0.001 Par Value
                     $1.75 Bid Price on October 31, 1996

                                   __________

                                   PROSPECTUS
                                   __________

                                  ------------
                                October 31, 1996

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee.

	   Amount

SEC registration fee                         $  15,404.39
Blue Sky fees and expenses                       5,000.00
Accounting fees and expenses                     7,500.00
Legal fees and expenses                         10,000.00
Printing                                             0.00
Registrar and transfer agent's fees              5,000.00
Miscellaneous fees and expenses                  1,000.00
                                                ---------
	Total                                  $  43,904.39

Item 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Registrant is incorporated in the State of Illinois. Section 8.75 of the Illinois Business Corporation Act defines the powers of registrant to indemnify officers, directors, employees and agents.

In additional to the provisions of Illinois Business Corporation Act Section 8.75, and pursuant to the power granted therein, registrant has adapted
Article XII of its Bylaws which provides as follows:

ARTICLE XII

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS

SECTION 1 The corporation shall indemnify any person who was or is a party, or is threaten to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a directors, officer, employee or agent of the corporation or fiduciary of any employee benefit plan maintained by the corporation, or who is or was a director, officer, employee or agent of the corporation of a fiduciary as aforesaid, or who is or was serving at the request of the corporation as a director, officer, employee, agent of fiduciary of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation (or, in the case of a fiduciary, the best interests of the plan and plan participants) and, with respect to any criminal action proceeding, had no reasonable cause to believe his conduct was unlawful. This termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contender or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that this conduct was unlawful.

SECTION 2 The corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or fiduciary as aforesaid, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the corporation (or, in the case of a fiduciary, the best interests of the plan and plan participants), except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses as the court shall deem proper.

SECTION 3 To the extent that a director, officer, employee or agent of a corporation or fiduciary as aforesaid has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in proceeding sections, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

SECTION 4 Any indemnification under section 1 and 2 hereof (unless ordered by the court) shall be made by the corporation only as authorized in the specific case, upon a determination of the director, officer, employee, agent of fiduciary is proper on the circumstances because he has met the applicable standard of conduct set forth in said sections. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtained, or even if obtainable, a quorum of disinterest directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

SECTION 5 Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding, as authorized by the board of directors in the specific case, upon receipt of an undertaking by or oh behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article.

SECTION 6 The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall incur to the benefit of the heirs, executors and administrators of such person.

SECTION 7 The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation of fiduciary, or who is or was serving at the request of the corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article.

SECTION 8 In the case of a merger, the term "corporation" shall include, in additional to the surviving corporation, any merging corporation absorbed in a merger, which if its separate existence had continued, would have had the power and authority to indemnify its directors, officers and employees or agents, so that any person who was a director, officer, employee or agent of such merging corporation, or was serving at the request of another corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the surviving corporation as such person would have with respect to such merging if its separate existence had continued.

SECTION 9 For the purpose of this Article, referenced to "other enterprises" shall include employee benefit plans; reference to "fines" shall include any excise tax assessed on a person with respect to an employee benefit plan; and references to the phrase "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Article.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, enforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such an issue.

Except to the extent herein above set forth, there is no charter provision, bylaw, contract, arrangement or statute pursuant to which any director or officer of registrant is indemnified in any manner against any liability which he may incur in his capacity as such.

Item 15.  RECENT SALES OF UNREGISTERED SECURITIES

I. In the third quarter of 1993, the Company issued 50,000 Shares to Donald Larsen at $2.00 a Share when $100,000 of a $350,000 loan was converted into Company Stock according to the loan agreement.

II. In the fourth quarter of 1993, the Company issued 30,000 Shares as additional compensation for a 145 day extension of a $250,000 loan and issued 6,000 shares at $3.50 a Share to Circuit Systems, Inc. and 50,000 Shares at $4.00 a Share to Asic Design, Inc.

III. On May 9, 1996, the Third Amended Plan of Reorganization was approved by the stockholders and creditors and confirmed by the Court. Under this Plan, the creditors/equity holders were assigned to one of nine classes. Satisfaction of claims of each class under this approved Plan is as follows:

Class 1 -  Post-Petition Administrative Claims
- To be paid in full on the effective date of the Plan (the "Effective Date") or soon thereafter.

Class 2 -  Priority Tax Claims
-  To be paid in full with 9% interest in monthly payments.

Class 3 -  Non-Tax Priority Claims
-  To be paid in full on the Effective Date or soon thereafter.

Class 4 -  Pre-Petition Claims of TPL and IBM
- To receive 6,400,000 Shares of the Company's Stock on the Effective Date or soon thereafter.

Class 5 -  Post-Petition Claims of TPL and Kandila
- To receive 4,200,000 Shares of the Company's Stock on the Effective Date or soon thereafter.

Class 6 -  Claims of Wong's Electronics
- To receive, along with Class 8 creditors, a prorated share of 1,000,000 shares of the Company's Stock on the Effective Date for their unsecured portion of the claims.
- To also receive 50,000 shares in settlement of their secured portion of the claims on the Effective Date or soon thereafter.

Class 7 -  Claims Under Expressed or Implied Warranties
- To receive 10% product discount certificates on the Effective Date or soon thereafter.

Class 8 -  Claims Unsecured Creditors Not Otherwise Classified Under the Plan
- To receive, along with Class 6 creditors, a prorated shares of 1,000,000 Shares of the Company's Stock on the Effective Date or soon thereafter.

Class 9 -  Equity Interest of Debtor's Shareholders
-  To retain their Shares of the Company's Stock.

On July 23, 1996 the District Court approved the implementation of the Third Amended Plan of Reorganization and discharged the Company as Debtor-in-Possession. This terminated the Company's bankruptcy proceedings.

The Company issued the 11,650,000 Shares of its Common Stock pursuant to the Plan. This effectively converted all pre-petition credit holders to equity holders. Shares issued under the Plan have a holding period, during which the shares cannot be traded. The holding period continues through the earlier of nine months from the Effective Date of the Plan or the date the Shares are registered by the Company.

According to the Plan, in addition to the stock issued to satisfy creditors' claims, the Company is authorized to issue and register up to 16 million additional Shares (the "Reserve Shares") which can be used by the Company for future business operations and growth and to satisfy potential Share issuance requirements under the Intercon Agreement.

IV. On April 19, 1996, TPL commenced a private placement of certain 9% unsecured promissory notes convertible into Dauphin shares at $1.12 per share. In connection with this private placement, the Company received $995,407 in conversion and exchange for 888,757 Shares.

V. On July 22, 1996, the Company issued 15,000 Shares to Donald Schak as rental consideration for execution of the office lease to the Company's present office space.

VI. On June 28, 1996 the Company entered into an agreement with Technology Partners, L.L.C. to purchase inventory in their possession which they received when they purchased the secured claim from IBM on May 31, 1995. The value of the inventory was established within generally accepted accounting procedures and valued at $2,912,000. (See "STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)", "BALANCE, December 31, 1995", Column "Paid-in Capital" Page F-5). Technology Partners, LLC received 2,600,000 shares of common shares which placed the per share price at $1.12 which was the per share price of the recent private offering conducted by Technology Partners.

VII. On October 21, 1996 the Company issued a convertible note to Tiedemann/Economos Global Emerging Growth in the principal amount of $770,000. The note is unsecured, accrues interest at the rate of 9% per annum, and is due and payable on December 31, 1996. The Company is required to pay interest at maturity. At the election of the holder, the note may be converted at maturity to 1,100,000 shares.

The sale and issuance of securities described above were believed to be exempt from registration under the Securities Act by virtue of Section 4 (2) thereof and Regulation D as transactions not involving any public offering, as well as, securities issued in conversion of debt in accordance with Section 1145 of the Bankruptcy Code and the Company's Third Amended Plan of Reorganization approved and confirmed by the Bankruptcy Court on May 9, 1996. The recipients represented their intention to acquire securities for investment purposes only and not with a view to distribution thereof. Appropriate legends were affixed to stock certificates issues in such transactions and all recipients had adequate access to information about the Company. No underwriter was used and no underwriting fee or other compensation was paid in connection with these transactions.

Item 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description of Document

*3(1) Certificate of Incorporation filed July 27, 1990, incorporated herein by reference to exhibit 7(c)(1) of Form 8-K filed May 14, 1991.

*3(2)	By-Laws as amended, incorporated herein by reference to exhibit 3(2) of
Form 10-K for the fiscal year ended December 31, 1991.

*4(1)	Specimen Common Stock Certificate incorporated herein by reference to exhibit 4(1) of Form S-18 filed June 1, 1990.

*4(2)	Specimen Common Stock Purchase Warrant incorporated herein by reference to exhibit 4(2) of Form S-18 filed June 1, 1990.

*4(3) Warrant Agreement between the Company and Warrant Agent incorporated herein by reference to exhibit 4(3) of Form S-18 filed June 1, 1990.

*10(1) Agreement and Plan of Reorganization incorporated herein by reference to exhibit 7(c) of Form 8-K filed April 4, 1991.

*10(2) Plan and Agreement of Merger incorporated herein by reference to exhibit 7(c)(1) of Form 8-K filed May 14, 1991.

*10(3) 1992 Stock Option Plan adopted by the Board of Directors on March 1, 1992, incorporated herein by reference to exhibit 10(6) of Form 8-K for the year ended December 31, 1991.

*10(4) Computer Technology License Agreement dated September 23, 1991, between Phoenix Technology, Inc. and amendments, incorporated herein by reference to exhibit 10(11) to Form 10-K for the fiscal year ended December 31, 1993.

*10(5) License Agreement dated January 1, 1993, between Microsoft Corporation and Dauphin Technology, Inc. and amendments, incorporated herein by reference to exhibit 10(12) to Form 10-K for the fiscal year ended December 31, 1993.

*10(6) DIP Credit Facility dated June 16, 1995 between Technology Partners, L.L.C. and Dauphin Technology, Inc. incorporated herein by reference to exhibit 7(u) of Form 8-K for the year ended July 5, 1995.

*10(7) Interim Order Approving Debtor's Motion to authorize DIP Financing and Granting Liens and Administrative Priority pursuant to Section 364 of Bankruptcy Code dated June 20, 1995 incorporated herein by reference to exhibit 7(b) of Form 8-K filed July 5, 1995.

*10(8) Employment Agreement dated as of May 22, 1995 between Alan Yong, Dauphin Technology, Inc., Kevin Koy and Andrew Kandalepas incorporated herein by reference to exhibit 7(c) of Form 8-K for the year ended July 5, 1995.

*10(9) Interim Order Approving Debtors Motion to authorize Kandila Investments Ltd. DIP Financing and Granting Liens and Administrative Priority pursuant to
Section 364 of the Bankruptcy Code dated November 30, 1995 incorporated herein by reference to exhibit 7(h) of Form 8-K filed November 30, 1995.

*10(10) Debtor's Motion Seeking Entry of Order Authorizing the Debtor to enter into Settlement Agreement with Cormark, Inc. and Certain of its Employees filed January 16, 1996 with United States Bankruptcy Court incorporated herein by reference to exhibit 7(b) of Form 10-Q filed January 26, 1996.

*10(11) Debtor's Motion Seeking Entry of Order Authorizing the Debtor to enter into Settlement Agreement with Technology Partners LLC., Kevin Koy, Russ Felker and John Prinz filed January 16, 1996 with United States Bankruptcy Court incorporated herein by reference to exhibit 7(b) of Form 10-Q filed January 26, 1996.

*10(12) Debtor's Motion Seeking Entry of Order Authorizing the Debtor to enter into Asset Purchase Agreement with Victor Baron, Savely Burd and Interactive Controls, Inc. filed February 6, 1996 with United States Bankruptcy Court incorporated herein by reference to exhibit 7(b) of Form 10-Q filed May 15, 1996.

*10(13) Debtor's Third Amended and restated Plan of Reorganization filed May 9, 1996 with United States Bankruptcy Court incorporated herein by reference to exhibit 7(b) of Form 10-Q filed January 26, 1996.

10(14) Letter of Credit requested by the Company generated by First of America to SMT Unlimited for $232,000.00 for the purpose to begin manufacturing of the DTR-2.

10(15) On October 21, 1996 the Company issued a convertible note to Tiedemann/Economos Global Emerging Growth in the principal amount of $770,000. The note is unsecured, accrues interest at the rate of 9% per annum, and is due and payable on December 31, 1996. The Company is required to pay interest at maturity. At the election of the holder, the note may be converted at maturity to 1,100,000 shares.

10(16) Share Restriction Agreement dated April 30, 1996 for several control persons. The parties are persons on the Board of Directors and Executives of the Company. The agreement continues for two years from date of emergence from bankruptcy. The maximum amount of shares allowable for trade on the market is 50,000 shares per month.

10(17) Share Restriction Agreement dated October 11, 1995 for Alan Yong, past President and present Board Member, including all of his family. The agreement continues for two years from October 11, 1995. The maximum amount of shares allowable for trade on the market is 10,000 shares per month.

24(1)	Consent of Arthur Andersen LLP., independent public accountants.

24(2)	Consent of Rieck and Crotty, P.C..

*28(1) Confidential Private Placement Memorandum dated April 19, 1996, included in Form 10-Q filed May 15, 1996, incorporated herein by reference.

* Previously filed or incorporated by reference.

Item 17.  UNDERTAKINGS

(A) Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Company hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in the section.

(B)  The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement:

   (i) To include any Prospectus required by Section 10(a) of the Securities Act of 1993;

   (ii) To disclose in the Prospectus any change in the offering price at which any registering shareholders subject to the requirement of a Pricing Amendment are offering their registered securities for sale;

   (iii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

   (iv) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the forgoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjustment of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Pre-Effective Amendment No. 1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palatine and State of Illinois, on the 28th day of October, 1996.

DAUPHIN TECHNOLOGY, INC.


By:____________________________
Andrew J. Kandalepas, President


By:____________________________
Savely Burd, Chief Financial Officer/Controller

Pursuant to the requirement of the Securities Act of 1933, as amended, this Registration Statement has been duly signed by the following persons in the capacity and on the dates indicated.

SIGNATURE/TITLE                                 Date

                                                10/31/96
Andrew J. Kandalepas, Chairman of the Board of Directors /President/Chief Executive Officer


Douglas P. Morris, Director                     10/31/96


Jeffrey Goldberg, Secretary/Director            10/31/96


Dean F. Prokos, Director                        10/31/96


Wm. Paul Bunnell, Director                      10/31/96


Alan S.K. Yong, Director                        10/31/96


Gary E. Soiney, Director                        10/31/96


Andrew Prokos, Director                         10/31/96



                                                              EXHIBIT 24(1)

            Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the use of our reports (and to all references to our Firm) included in or made part of this Registration Statement Amendment No. 1 on Form S-1 for Dauphin Technology, Inc.



Arthur Andersen LLP


Chicago, Illinois
October  31, 1996

                                                              EXHIBIT 24(2)


October 31, 1996

Dauphin Technology, Inc.
600 East Northwest Highway
Suite 950
Palatine, Illinois 60067

In re Form S-1 Registration Statement No. 1

Gentlemen:

We have acted as counsel to Dauphin Technology, Inc., an Illinois corporation (the "Company'), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-l (the
"Registration Statement") relating to the registration of 27,720,179 Shares of the Company's common stock (the "Shares").

As such counsel, we have examined the Registration Statement and such other papers, documents and certificates of public officials and certificates of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the genuiness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us and conformed or photocopies.

Based upon and subject to the foregoing, it is our opinion that the Shares covered by the Registration Statement have heretofore been legally issued by the Company and are fully paid and non-assessable and shall continue to be such when and if sold by the Selling Stockholders.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus Constituting a part of the Registration Statement.

Very truly yours,



Rieck and Crotty, P.C.

                                                              EXHIBIT 10(14)

FIRST 0F AMERICA
                   IRREVOCABLE STANDBY LETTER OF CREDIT

First of America bank-Illinois, N.A.      To: SMT UNLIMITED L.P.
9101 Greenwood Avenue                     47650 Westinghouse Drive
Niles, Illinois 60115                     Fremont, CA 94539

Date: June 18,1996

Gentlemen:

We hereby establish our Irrevocable Standby Letter of Credit No.2520100 in your favor for account of DAUPHIN TECHNOLOGY, INC. for a sum not exceeding TWO HUNDRED THIRTY TWO THOUSAND AND NO/100 Dollars ($232,000.00) available by your draft or drafts on First of America Bank-Illinois, N.A. at sight when accompanied by the following documents:

UPON EACH SHIPMENT, DELIVERY PROVIDED PRODUCT CONDITION AND QUALITY ACCEPTANCE, DAUPHIN TECHNOLOGY, INC. WILL (WITHIN 15 DAYS), SEND CONFIRMATION TO THE VENDOR AND THE BANK TO RELEASE APPROPRIATE AMOUNTS FOR PAYMENT ON THE 30TH DAY AITER THE BILL DATE.

All sight drafts drawn under this Credit must be marked "Drawn under First of America Bank-Illinois, N.A. Irrevocable Standby Letter of Credit No. 2520100 dated JUNE 18,1996."

This credit shall be governed by the Uniform Commercial Code as enacted in ILLINOIS from time to time, and to the extent not modified by said law, the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce.

The original of this Letter of Credit must be submitted to us whenever a partial draw or cancellation of this Credit is requested. In every case of partial draw the Letter of Credit shall be promptly returned and remain valid for the balance unused.

We hereby agree with bona fide holders that all sight drafts drawn under and in compliance with the terms of this Credit shall meet with due honor upon presentation and delivery of the documents as specified if negotiated at our offices on or before.


Very truly yours,


___________________________________
By:	Peter. Schmuggerow
Its:	Loan Officer

___________________________________
By:	William V. Iaculla
Its:	Vice President

                                                               EXHIBIT 10(15)

             CONVERTIBLE UNSECURED PROMISSORY NOTE


October 21, 1996                                      Palatine, Illinois

FOR VALUE RECEIVED, DAUPHIN TECHNOLOGY INC., an Illinois corporation ("Payor"), hereby promises to pay to the order of Tiedemann/Economos Emerging Growth Fund ("Payee"), the principal sum of Seven Hundred Seventy Thousand Dollars (U.S. $770,000.00), together with interest thereon from the date hereof accruing at the rate of Nine Percent (9%) per annum. Principal and all accrued interest shall be payable as set forth below but in no event later than December 31, 1996. All payments shall be made by Payor mailing on the due date a check to the order of Payee at the following address:

Tiedemann/Economos Emerging Growth Fund
Charlotte House
Charlotte Street
Nassau, Bahamas

This Note will either be repaid in full in cash by Payor, or at the sole option of the Payee, converted into Dauphin Shares (see "Payment Terms"). If Payee elects to convert this Note into Dauphin Shares, Payor will then issue shares for such proceeds at the price of $ .70 per share and all of such newly issued Dauphin Shares will be delivered to Payee.

This Note may be converted into Dauphin Shares by surrender of this Note to Payor at its principal office at, 800 Northwest Hwy., Suite 950, Palatine, IL 60067 (or at such other office as Payor shall designate to Payee from time to time). The conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the Note shall have been so surrendered to Payor.

As promptly as practicable after the conversion of this Note, and in any event within thirty days thereafter, the Payor, at its expense, will cause certificates for the number of Dauphin Shares issuable upon such conversion to be delivered to Payee. All Dauphin Shares which shall be so delivered shall be duly and validly issued and fully paid and nonassessable.

PAYMENT TERMS

The principal or interest under this Note shall be payable on the following terms:

This Note may be prepaid, in whole or in part; without premium or penalty at any time. All payments made shall be credited first to accrued interest and then to principal, however, in the event of default, Payee may in its sole discretion apply any payment to interest and other lawful charges accruing under this Note and then to principal. It is the intention of the parties hereto that the provisions herein shall not provide directly or indirectly for the payment of a greater interest or the retention of any other charge than is allowed by applicable law. If, for any reason, interest in excess of such legal rate or a charge prohibited by applicable law shall at any time be paid, any such excess shall either constitute and be treated as a payment on the principal or he refunded directly to Payor.

DEFAULT

Upon the happening of any of the following events, each of which shall constitute a default, all of the entire unpaid principal of this Note and accrued interest thereon, shall immediately become due and payable. Events of default shall be defined as follows: (a) failure of a Payor to pay to Payee the principal and/or interest as required by this Note, when due; (b) the dissolution of Payor; (c) the insolvency of Payor, the filing of a petition in bankruptcy by or against Payor, or the adjudication of bankruptcy under any reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding under any federal or state statute, by or against Payor; or
(d) an application for the appointment of a receiver for, or of the making of a general assignment for the benefit of creditors by, Payor.

In any litigation related to this Note, the prevailing party shall be entitled to have its litigation costs, including legal fees, paid by the other party.

Upon the occurrence of an event of default Payee may institute appropriate legal proceedings against Payor to obtain judgment on the Note and/or otherwise exercise all rights and remedies under applicable law.

Payor hereby waives demand, notice and protest of and against any action taken by Payee under the terms of this Note. If placed in the hands of an attorney for collection, Payor agrees to pay any and all reasonable attorneys fees and costs (including an appeal).

OTHER PROVISIONS

This Note shall be construed according to, and shall be governed by, the laws of the State of Illinois. The provisions of this Note shall be deemed severable, so that if any provision hereof is declared invalid under the laws of any state, or of the United States, all other provisions of this Note shall continue in full force and effect. This Note may be amended only by a writing signed by Payor and Payee of each party.

Any suit filed to enforce this Note or collect the money owed hereunder shall be filed in any state or federal court having subject matter jurisdiction and located in Cook County, Illinois.

This Note shall be binding upon the successors and assigns of Payor, and shall inure to the benefit of and be enforceable by the heirs, personal representatives, successors and assigns of Payee or any other holder hereof.

IN WITNESS WHEREOF, the undersigned has duly executed, sealed and delivered this Note the day and year first above written.

DAUPHIN TECHNOLOGY, INC.
An Illinois Corporation


_____________________________________
By:
Savely Burd, Chief Financial Officer


                                                               EXHIBIT 10(16)

SHARE TRANSFER RESTRICTION AGREEMENT
     Agreement made and entered into on the dates indicated on the signature page hereof by and among, Dauphin Technology, Inc. (the "Corporation"), Andrew
J. Kandalepas ("Kandalepas"), Mario Loukas ("Loukas"), Jeffrey L. Goldberg ("Goldberg"), Douglas Morris ("Morris"), and Wm. Paul Bunnell ("Bunnell") and any entity who is controlled by the above mentioned.

Recitals:
     Dauphin Technology Inc. is currently a Debtor-in-Possession in a Chapter 11 Bankruptcy Proceeding. As part of the Corporation's Third Amended Plan of Reorganization, the Corporation proposes to issue shares of its common stock ("Common Stock") to various creditors as payment of their claims against the Corporation.

     Technology Partners, LLC is currently in the process of a Private Placement to sell a portion of its Dauphin Common shares in a non-market transaction.

     Kandalepas, Goldberg, Loukas, Morris, and Bunnell currently controls and/or owns and/or may hereafter acquire shares of the Corporation's Common Stock.
     The Corporation's Common Stock is traded, on a limited basis, in the over-the-counter market and is quoted on the NASD's Electronic Bulletin Board. Kandalepas, Goldberg, Loukas, Morris, and Bunnell and the Corporation mutually desire to have an active and orderly market for the Corporation's Common Stock following the confirmation of the Corporation's Third Amended Plan of Reorganization.

     The Corporation, Kandalepas, Goldberg, Loukas, Morris, and Bunnell believe that the development and maintenance of an orderly trading market, will result from or be desirable to restrict the transfer of all of Kandalepas, Goldberg, Loukas, Morris, and Bunnell's shares of the
Corporation's Common Stock in market transactions on the terms and conditions set forth herein.

     Kandalepas, Goldberg, Loukas, Morris, and Bunnell's shares which are restricted hereunder and which are subject to the terms of this Agreement, are hereafter referred to as the "Restricted Shares."

     NOW THEREFORE, in coordination of the foregoing, the parties hereto hereby agree as follows:
     1.1 Restriction on Market Transfers. Kandalepas, Goldberg, Loukas, Morris, and Bunnell hereby agree to limit the sale of Restricted Shares in market transactions to an amount not to exceed 50,000 Restricted Shares total
as a group, per calendar month, on a cumulative basis.   Kandalepas, Goldberg,
and Bunnell are also governed by Rule 144 due to their present positions as a Member of the Board of Directors and/or executive officers of Dauphin Technology, Inc. All Rule 144 restrictions supersede volume restriction under this agreement and may cause the amount eligible for transfer by Kandalepas, Goldberg, Loukas, Morris, and Bunnell during any calendar month, to be less than the 50,000 Restricted Shares otherwise eligible for transfer hereunder in any given month.
      1.2 The restriction from transfer hereunder is limited only to transfers made in market transactions effected through an NASD registered broker-dealer. Such transactions are referred to as "Voluntary Limitation Transactions". There is no restriction on sales or other Transfers (as hereafter defined) effected in privately negotiated, non-market transactions if the transferee agrees to he bound by the terms of this Agreement. Transactions which are not market transactions and to which no volume limitation is in effect, are hereafter referred to as "Non-Volume Limitation Transactions." Notwithstanding anything else contained herein to the contrary, any and all Transfers must be made in accordance with applicable federal and state securities laws and any other contractual restrictions relating to transfer.
      1.3 Kandalepas, Goldberg, Loukas, Morris, and Bunnell agree to enter into such escrow or other agreements or arrangements which the Company may reasonably deem necessary to effect the terms of this Agreement and to facilitate transfers of the Restricted Shares in accordance with the restrictions set forth herein.
      2. Shares to be Restricted. All of the shares of the Corporation's Common Stock owned and/or controlled by Kandalepas, Goldberg, Loukas, Morris, and Bunnell are restricted from transfer hereunder and are subject to the terms of this Agreement. The number of shares owned by Kandalepas, Goldberg, Loukas and Bunnell and all entities related or listed below will be Restricted Shares under this Agreement. Shares purchased by any of these parties prior to April 1995, are excluded from these restrictions.

Name of Entities Technology Partners LLC (TPL)
K&L Trust
Northfield Technology Group LLC (NTG)
Hyacinth Resources, Inc.


      3. Termination of Restrictions. This Agreement shall be for a term of two (2) years commencing on the Effective Date of the Court's acceptance of the Corporation's Third Amended Plan of Reorganization.

      4. Legend on Certificates. Certificates representing the Restricted Shares shall bear the following legend:THE SHARES REPRESENTED HEREBY ARE SUBJECT TO TRANSFER RESTRICTIONS CONTAINED IN CERTAIN AGREEMENTS BY AND BETWEEN THE ISSUER AND/OR OTHER SHAREHOLDERS, A COPY OF EACH OF WHICH IS ON FILE AT THE OFFICE OF THE ISSUER. IT IS RECOMMENDED THAT HOLDERS CONSULT THEIR OWN COUNSEL.

      5.1 Transferees in Non-Volume Limitation Transactions are Subject to Restrictions. Although the Restricted Shares are not subject to restrictions for transfers effected in Non-Volume Limitation Transactions, Kandalepas, Goldberg, Loukas, Morris, and Bunnell may not sell, assign, donate, give, encumber, or hypothecate or otherwise transfer ("Transfer") any Restricted Share in a Non-Volume Limitation Transaction unless the transferee ("Transferee") agrees to be bound by the terms of this Agreement. Transferees in a Volume Limitation Transaction will not be subject to the terms of this Agreement.

     5.2 Option to Purchase. If a Transferee purports to acquire ownership of any Restricted Shares from Kandalepas, Goldberg, Loukas, Morris, and Bunnell in a Non-Volume Limitation Transaction in contravention of this Agreement, the Corporation shall have the option at any time for a period up to six months after the Transferred Shares have been presented to the Corporation (or its transfer agent) for the registration of such Transfer, to purchase such Transferred Shares for a purchase price equal to the lesser of: (i) $.10 per share; or (ii) the purchase price paid by such Transferee, payable on the same terms and conditions as applied in the Transaction by which the transferee acquired such Shares. The purported Transferee's obligation to sell the Transferred Shares to the Corporation pursuant to this section 5.2 may be specifically enforced by the Corporation.

      5.3 Transfer by Operation of Law. In the event that an involuntary Transfer of Restricted Shares occurs or is about to occur because Kandalepas, Goldberg, Loukas, Morris, and/or Bunnell (a) files a voluntary petition under any bankruptcy or insolvency law or a petition for the appointment of a receiver or makes an assignment for the benefit of creditors: (b) is subjected involuntarily to such a petition or assignment and such involuntary petition or assignment, or: (c) is subjected to any other involuntary Transfer of such Restricted Shares by legal process including, without limitation, a Transfer pursuant to foreclosure or other realization upon collateral under a stock pledge, the Corporation shall have the right to purchase such Restricted Shares for a period of five (5) years from the date of such involuntary Transfer in accordance with the procedures set forth in Section 5.2 above.

6.0   Miscellaneous.
      6.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, their assigns, successors in interest, and legal representatives. Whenever in this Agreement an act or decision is to be made or taken by the Corporation it may be made or taken by its Board of Directors, its Executive Committee or the designee of the Board all as provided in the Corporation's By-laws and corporate minutes. Future signatories shall be bound by this agreement as present signatories are.

      6.2 Further Assurances. Each party to this Agreement agrees to perform any other acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

     6.3 Amendment. This Agreement may be amended at any time by written agreement between Corporation, Kandalepas, Goldberg, Loukas, Morris, and Bunnell.

       6.4 Notice. Any notice required or permitted under this Agreement shall be deemed served if hand delivered or mailed by first class mail, postage prepaid, and properly addressed to the respective party to whom such notice relates at the addresses set forth in this Agreement or at such different address as shall be specified by notice given in the manner provided in this paragraph.

       6.5 Governing Law. This Agreement shall be construed pursuant to the laws of the State of Illinois.

       6.6 Injunction. In the event of Kandalepas, Goldberg, Loukas, Morris, and/or Bunnell's actual or threatened breach of this Agreement, Kandalepas, Goldberg, Loukas, Morris, and Bunnell specifically acknowledges that the Corporation, Kandalepas, Goldberg, Loukas, Morris, and/or Bunnell will incur incalculable and irreparable damage and that the Corporation, Kandalepas, Goldberg, Loukas, Morris, and/or Bunnell have no adequate remedy at law for such threatened and continuing breach. Therefore, the Corporation, Kandalepas, Goldberg, Loukas, Morris, and/or Bunnell shall be entitled to injunctive relief immediately and permanently restraining Kandalepas, Goldberg, Loukas, Morris, and/or Bunnell from such continuing or threatened breach, in addition to all other remedies available to the Corporation, Kandalepas, Goldberg, Loukas, Morris, and/or Bunnell at law or in equity (including, without limitation, a temporary restraining order, preliminary or permanent injunction, specific performance and money damages). Kandalepas, Goldberg, Loukas, Morris, and/or Bunnell expressly agree that a temporary restraining order may be granted without prior notice to Kandalepas, Goldberg, Loukas, Morris, and/or Bunnell and the Kandalepas, Goldberg, Loukas, Morris, and/or Bunnell hereby expressly waives any and all right to such prior notice.

       6.7 Arbitration. With the exception of the Corporation's right to a temporary restraining order, a preliminary injunction or a permanent injunction under 6.6 above, controversies under, or claims arising out of, or relating to this Agreement, or any breach thereof, shall be resolved by arbitration in Chicago, Illinois, in accordance with the rules of the American Arbitration Association in effect at the time of arbitration. Judgment upon any Arbitration Award under this Agreement may be entered in any court having jurisdiction thereof under any applicable Illinois arbitration act. It is the intention of the parties that only the issue of whether or not the Corporation may be entitled to, and have entered, a Temporary Restraining Order, a Preliminary Injunction, or a Permanent Injunction, under 6.6 above, shall not be subject to, and not be required, to be arbitrated under this Agreement. In any arbitration proceeding under this Agreement, costs, including reasonable attorney's fees, shall be granted to the party prevailing in such arbitration.

       6.8 Attorney Fees. In the event of an arbitration, suit, or other action is brought by any party under this Agreement to enforce any of its terms, and in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

      6.9 Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

      6.10 Authority. Each signatory represents and warrants that he has full and complete authority to execute this Agreement and to bind each person or entity for which each such signatory signs and, specifically, Kandalepas, Goldberg, and/or Bunnell represent and warrant they have full and complete authority to execute this agreement on behalf of each entity and each entity whose beneficiary is a member of his family

     IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.

DAUPHIN TECHNOLOGY, INC.:
Dated: April 30, 1996

By ______________________________
Andrew Kandalepas, President


Dated: April 30, 1996

By______________________________
Andrew Kandalepas, Individually and
Managing Member of TPL

Dated: April 30, 1996


By_______________________________
Mario Loukas, Individually and
on behalf of K&L Trust

Dated: April 30, 1996


By_______________________________
Jeffrey L. Goldberg, Individually and
Managing Member of NTG & TPL

Dated: April 30, 1996


By_______________________________
Wm. Paul Bunnell, Individually and
Managing Member of NTG & TPL

Dated: April 30, 1996


By _______________________________
Doug Morris, Individually and President
Hyacinth Resources, Inc.

                                                              EXHIBIT 10(17)

                         SHARE TRANSFER RESTRICTION AGREEMENT

     Agreement made and entered into on the dates indicated on the signature page hereof by and among Dauphin Technology, Inc. (the "Corporation"), and Alan Yong, his family and any entity whose beneficiary is a member of Alan Yong's family, any entity in business controlled by Alan Yong or his family members (each and all of whom is hereafter referred to as "Yong", collectively).

                                      Recitals:

     Dauphin Technology, Inc. entered into a settlement agreement with Alan Yong dated October 11, 1995 terminating his employment contract with the Corporation. Alan Yong received certain severance compensation for the termination. In addition, Technology Partners, LLC purchased 300,000 shares from Yong as an inducement to restrict and limit tradability of Yong's remaining shares.

     Dauphin Technology Inc. is currently a Debtor-in-Possession in a Chapter 11 Bankruptcy Proceeding. As part of the Corporation's Third Amended Plan of Reorganization, the Corporation proposes to issue shares of its common stock ("Common Stock") to various creditors as payment of their claims against the Corporation.

     Yong currently owns and/or may hereafter acquire shares of the Corporation's Common Stock. Yong presently control and/or owns a significant portion of the Corporation's Common Stock.

     The Corporation's Common Stock is traded, on a limited basis, in the over-the-counter market and is quoted on the NASD's Electronic Bulletin Board. Yong and the Corporation mutually desire to have an active and orderly market for the Corporation's Common Stock following the confirmation of the Corporation's Third Amended Plan of Reorganization.

    The Corporation and Yong believe that the development and maintenance of an orderly trading market, will result from or be desirable to restrict the transfer of all of Yong's shares of the Corporation's Common Stock in market transactions on the terms and conditions set forth herein.

     Yong's shares which are restricted hereunder and which are subject to the terms of this Agreement, are hereafter referred to as the "Restricted Shares."

     NOW THEREFORE, in coordination of the foregoing, the parties hereto hereby agree as follows:
     1.1 Restriction on Market Transfers. Yong hereby agree to limit the sale of Restricted Shares in market transactions to an amount not to exceed 10,000
Restricted Shares per calendar month, on a non-cumulative basis.   Alan Yong
is also governed by Rule 144 due to his present position as a Member of the Board of Directors of Dauphin Technology, Inc. All Rule 144 restriction supersede volume restriction under this agreement and may cause the amount eligible for transfer by Yong during any calendar month, to be less than the 10,000 Restricted Shares otherwise eligible for transfer hereunder in any given month.

      1.2 The restriction from transfer hereunder is limited only to transfers made in market transactions effected through an NASD registered broker-dealer. Such transactions are referred to as "Voluntary Limitation Transactions". There is no restriction on sales or other Transfers (as hereafter defined) effected in privately negotiated, non-market transactions if the transferee agrees to he bound by the terms of this Agreement. Transactions which are not market transactions and to which no volume limitation is in effect, are hereafter referred to as "Non-Volume Limitation Transactions." Notwithstanding anything else contained herein to the contrary, any and all Transfers must be made in accordance with applicable federal and state securities laws and any other contractual restrictions relating to transfer.

       1.3 Yong agrees to enter into such escrow or other agreements or arrangements which the Company may reasonably deem necessary to effect the terms of this Agreement and to facilitate transfers of the Restricted Shares in accordance with the restrictions set forth herein.

       2. Shares to be Restricted. All of the shares of the Corporation's Common Stock owned and/or controlled by Yong are restricted from transfer hereunder and are subject to the terms of this Agreement. The number of shares owned by Yong, his family, and all entities related or listed below are Restricted Shares under this Agreement:

Name of Entities
Alan Yong
Lucy Yong
Shares in trust for the benefit of
Alan Yong's family
MMS Inc.

      3. Termination of Restrictions. This Agreement shall be for a term of two (2) years commencing on April 1, 1996.

      4. Legend on Certificates. Certificates representing the Restricted Shares shall bear the following legend:THE SHARES REPRESENTED HEREBY ARE SUBJECT TO TRANSFER RESTRICTIONS CONTAINED IN CERTAIN AGREEMENTS BY AND BETWEEN THE ISSUER AND/OR OTHER SHAREHOLDERS, A COPY OF EACH OF WHICH IS ON FILE AT THE OFFICE OF THE ISSUER. IT IS RECOMMENDED THAT HOLDERS CONSULT THEIR OWN COUNSEL.
      5.1 Transferees in Non-Volume Limitation Transactions are Subject to Restrictions. Although the Restricted Shares are not subject to restrictions for transfers effected in Non-Volume Limitation Transactions, Yong may not sell, assign, donate, give, encumber, or hypothecate or otherwise transfer ("Transfer") any Restricted Share in a Non-Volume Limitation Transaction unless the transferee ("Transferee") agrees to be bound by the terms of this Agreement. Transferees in a Volume Limitation Transaction will not be subject to the terms of this Agreement.

       5.2 Option to Purchase. If a Transferee purports to acquire ownership of any Restricted Shares from Yong in a Non-Volume Limitation Transaction in contravention of this Agreement, the Corporation shall have the option at any time for a period up to six months after the Transferred Shares have been presented to the Corporation (or its transfer agent) for the registration of such Transfer, to purchase such Transferred Shares for a purchase price equal to the lesser of: (i) $.10 per share; or (ii) the purchase price paid by such Transferee, payable on the same terms and conditions as applied in the Transaction by which the transferee acquired such Shares. The purported Transferee's obligation to sell the Transferred Shares to the Corporation pursuant to this section 5.2 may be specifically enforced by the Corporation.

       5.3 Transfer by Operation of Law. In the event that an involuntary Transfer of Restricted Shares occurs or is about to occur because Yong (a) files a voluntary petition under any bankruptcy or insolvency law or a petition for the appointment of a receiver or makes an assignment for the benefit of creditors: (b) is subjected involuntarily to such a petition or assignment and such involuntary petition or assignment, or: (c) is subjected to any other involuntary Transfer of such Restricted Shares by legal process including, without limitation, a Transfer pursuant to foreclosure or other realization upon collateral under a stock pledge, the Corporation shall have the right to purchase such Restricted Shares for a period of five (5) years from the date of such involuntary Transfer in accordance with the procedures set forth in Section 5.2 above.

6.0   Miscellaneous.

      6.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, their assigns, successors in interest, and legal representatives. Whenever in this Agreement an act or decision is to be made or taken by the Corporation it may be made or taken by its Board of Directors, its Executive Committee or the designee of the Board all as provided in the Corporation's By-laws and corporate minutes. Future signators shall be bound by this agreement as present signators are.

      6.2 Further Assurances. Each party to this Agreement agrees to perform any other acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

      6.3 Amendment. This Agreement may be amended at any time by written agreement between Corporation and Yong.

      6.4 Notice. Any notice required or permitted under this Agreement shall be deemed served if hand delivered or mailed by first class mail, postage prepaid, and properly addressed to the respective party to whom such notice relates at the addresses set forth in this Agreement or at such different address as shall be specified by notice given in the manner provided in this paragraph.

      6.5 Governing Law. This Agreement shall be construed pursuant to the laws of the State of Illinois.

      6.6 Injunction. In the event of Yong's actual or threatened breach of this Agreement, Yong specifically acknowledges that the Corporation and/or Yong will incur incalculable and irreparable damage and that the Corporation and/or Yong have no adequate remedy at law for such threatened and continuing breach. Therefore, the Corporation and/or Yong shall be entitled to injunctive relief immediately and permanently restraining Yong from such continuing or threatened breach, in addition to all other remedies available to the Corporation and/or Yong at law or in equity (including, without limitation, a temporary restraining order, preliminary or permanent injunction, specific performance and money damages). Yong expressly agrees that a temporary restraining order may be granted without prior notice to Yong and Yong hereby expressly waives any and all right to such prior notice.

       6.7 Arbitration. With the exception of the Corporation's right to a temporary restraining order, a preliminary injunction or a permanent injunction under 6.6 above, controversies under, or claims arising out of, or relating to this Agreement, or any breach thereof, shall be resolved by arbitration in Chicago, Illinois, in accordance with the rules of the American Arbitration Association in effect at the time of arbitration. Judgment upon any Arbitration Award under this Agreement may be entered in any court having jurisdiction thereof under any applicable Illinois arbitration act. It is the intention of the parties that only the issue of whether or not the Corporation may be entitled to, and have entered, a Temporary Restraining Order, a Preliminary Injunction, or a Permanent Injunction, under 6.6 above, shall not be subject to, and not be required, to be arbitrated under this Agreement. In any arbitration proceeding under this Agreement, costs, including reasonable attorney's fees, shall be granted to the party prevailing in such arbitration.

        6.8 Attorney Fees. In the event of an arbitration, suit, or other action is brought by any party under this Agreement to enforce any of its terms, and in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

        6.9 Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

        6.10 Authority. Each signator represents and warrants that he has full and complete authority to execute this Agreement and to bind each person or entity for which each such signator signs and, specifically, Yong represents and warrants he has full and complete authority to execute this agreement on behalf of each entity and each entity whose beneficiary is a member of his family

      IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.

DAUPHIN TECHNOLOGY, INC.:
Dated: October 11, 1995


By_______________________________
Andrew Kandalepas, President

Dated: October 11, 1995


By _______________________________
Alan Yong, On behalf of Himself and his
family

Dated: October 11, 1995


By_______________________________
Lucy Yong

Dated: October 11, 1995


By _______________________________
MMS Inc. by its President
Alan Yong

Dated: October 11, 1995


By _______________________________
Nick Huang, as Trustee for any trust with a beneficiary of Yong's family